Table of Contents

PART II—INFORMATION REQUIRED IN OFFERING CIRCULAR SUPPLEMENT

Preliminary Offering Circular

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

OFFERING CIRCULAR DATED __________, 2022

YUENGLING’S ICE CREAM CORPORATION

(f/ka/ Aureus, Inc.)

$275,000

550,000,000 SHARES OF COMMON STOCK

OFFERED BY THE COMPANY FOR $0.0005 PER SHARE

This is the public offering of securities of Yuengling’s Ice Cream Corporation (f/k/a/ Aureus, Inc), a Nevada corporation. We are offering 550,000,000 shares of our Common Stock, par value $0.0005 (“Common Stock”), at an offering price of $0.0005 per share (the “Offered Shares”) by the Company (the “Offering”). The minimum purchase requirement per investor is 500,000 Offered Shares ($250); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion (“Minimum Investment”).

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 5 of this Offering Circular.

This is a Regulation A+ Tier 2 Offering. This Offering Circular uses the Form S-1 format.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the “Use of Proceeds” on page 15.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

This Offering will be conducted on a “best efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to offer and sell the shares. Our officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Sale of the Offered Shares will commence within two calendar days of date the Offering Statement (of which this Offering Circular is a part) is qualified by the SEC (the “Qualification Date”) and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F). The Offering will continue through the earlier of (i) the anniversary of the Qualification Date, (ii) the date upon which all the Offered Shares are sold, or (iii) the date the Company decides to terminate the Offering (in any case, the “Termination Date”).

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Our Common Stock is quoted on the Over-the-Counter (OTC) Markets Pink Current Information under the symbol “ARSN.” The closing price of our common stock on the OTC Markets on May 19, 2021, was $0.0005.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Title of Securities	Amount to be Offered	Price Per Share	Selling Agents’ Discounts and Commissions(1)(2)	Total Offering Price	Proceeds to the Company
Common Stock	550,000,000	$0.0005	$0	$275,000	$275,000

(1)	We are offering shares on a continuous basis. See “Plan of Distribution” on page 20.
(2)	This is a “best efforts” offering. The proceeds of this Offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds on page 15. See “Plan of Distribution” on page 20.
(3)	We are offering these securities without an underwriter.
(4)	Excludes estimated total offering expenses, including underwriting discount and commissions. Such expenses, will be approximately $15,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.0005 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is ___________, 2022.

EXPLANATORY NOTE

The purpose of this Post Qualification Amendment for Aureus Inc.’s Form 1-A is; i) to decrease the price per share; ii) increase the number of shares being offered; iii) decrease the total amount to be raised; iv) update the use of funds; v) update the Pro Forma Balance Sheet; vi) update Dilution information; and vii) update financials to Year End 2021. The original Form 1-A was filed May 4, 2021, and we received our Notice of Qualification on August 5, 2021. The original Post Qual was filed on October 8, 2021 and we received our Notice of Qualification on October 19, 2021.

i

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Aureus,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Aureus, Inc., a Nevada corporation and its subsidiary, YIC Acquisitions Corp.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” starting on page 8 and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern”;

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to reissue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” Section starting on page 5 of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” on page 16 of this Offering Circular.

Company Information

Yuengling’s Ice Cream Corporation, (f/k/a Aureus, Inc.) (“Yuengling’s,” “ARSN,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring fresh, innovative brands with great potential. Our brands will be unique as we focus on niche markets that are still in need of development.

We operate two lines of business. Through our subsidiary, YIC Acquisitions Corp. (“YICA”), we acquired Yuengling’s Ice Cream in June 2019. We produce and sell high-quality ice cream without artificial colors, flavoring, or preservatives and no added hormones. In September 2020, we entered into the micro market segment and launched our second business line, Aureus Micro Markets (“AMM”). Closely tied to the vending machine industry, micro markets look and feel like modern convenience stores while functioning with the ease and efficiency of vending food service and refreshment services. They provide an improved customer experience and greater product variety, with a proven track record of increasing sales at vending locations while keeping labor costs down and improving operating efficiencies. Micro markets are a hybrid form of vending, food service, coffee service, and convenience stores that provide an improved customer experience, exponentially greater product variety, and increased sales within a single location while keeping labor costs down and improving operational efficiencies. The expanded product variety, open flow, and cashless payment options mean that consumers spend less time in line fumbling with cash/change, can purchase multiple items with one transaction, and buy more items per transaction than with cash transactions.

Form 10 Registration Statement

On July 1, 2021 we received a letter indicating there was no further comment on our Registration Statement on Form 10 with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) to register our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A Form 10 registration statement filed to register a class of securities under Section 12(g) of the Exchange Act automatically becomes effective on the earlier of (i) 60 days after the filing of the Form 10 with the SEC or (ii) the date specified in an acceleration request filed by the Company if the SEC grants the request. The SEC will not accelerate the effectiveness of a Form 10 until all outstanding comments are resolved to its satisfaction, but this may take months.

Upon the Form 10 becoming effective, we will become a fully-reporting company under the Exchange Act and will be required to file annual and quarterly periodic and current reports on Forms 10-K, 10-Q and 8-K, as well as be required to file proxy or information statements with the SEC (the “Exchange Act Reports”) and our officers, directors and principal stockholders will be subject to Section 13 and 16 of the Exchange Act. Our Form 10 is subject to the review and comment of the SEC staff and we may have to file one or more amendments to the Form 10, as well as this Offering Circular and Exchange Act Reports until the SEC staff has informed us that they have completed their review.

2

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The Board of Directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTC Market Pinks under the stock symbol “ARSN.”

General Information

Our offices are located at One Glenlake Parkway #650, Atlanta, GA 30328. Our telephone number is (404) 885-6045, and our email address is aureus.now@gmail.com. Our website is www.aureusnow.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

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OFFERING SUMMARY

Issuer:	Yuengling’s Ice Cream Corporation (f/k/a/ Aureus, Inc), a Nevada corporation
Securities Offered:	550,000,000 shares of Common Stock
Price per Share:	$0.0005
Minimum Purchase:	500,000 shares ($250), however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. Additional limitations apply for non-accredited investors.
Restrictions on Investment:

Each investor must be a “qualified purchaser.” See “Plan of Distribution” on page 20 for further details. The Manager may, in its sole discretion, decline to admit any prospective investor, or accept only a portion of such investor’s subscription, regardless of whether such person is a “qualified purchaser.”

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Common Stock Outstanding Before the Offering:	1,765,180,555 issued and outstanding as of the date of this Offering Circular.
Common Stock Outstanding After the Offering:	2,315,180,555 if all of the Offered Shares are sold.
Use of Proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $260,000. We will use these net proceeds to pay down bank debt, sales, marketing and business development, and for working capital and other general corporate purposes. See “Use of Proceeds” on page 17.
OTC Symbol:	Our Common Stock is currently traded on the OTC Pinks under the symbol “ARSN.”
Risk Factors:

Investing in our Common Stock involves a high degree of risk, including:

•         immediate and substantial dilution;

•         limited market for our stock;

•         limited operational history in an emerging industry.

See “Risk Factors” starting on page 5.

4

RISK FACTORS

The following is only a summary of the risks pertaining to our Company. Investment in our securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Offering Circular. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute “forward-looking statements.” See “Cautionary Statement Regarding Forward-Looking Statements” on page 16 of this Offering Circular.

Risks Relating to Operations

Our results could be materially and adversely affected by the impact of the COVID-19 pandemic.

The continuing spread of COVID-19 across the United States could materially and adversely impact our business, including as a result of the loss of adequate labor, whether as a result of high absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers as a result of a COVID-19 outbreak, a government order or otherwise, or supply chain or carrier interruptions or delays. Further, the COVID-19 pandemic has had and could continue to have a negative impact on economic conditions, which may adversely impact consumer demand for our products, which may have a material adverse effect on our business, financial condition, and operating results. To the extent any of these events occur, our business, financial condition, and operating results could be materially and adversely affected. The extent to which the COVID-19 pandemic impacts our business will depend on future developments not within our control, including the duration and severity of the COVID-19 pandemic and surges, the timing of widespread availability of a COVID-19 vaccine in the United States, the length of time COVID-19 related restrictions on dining options stay in effect and for economic and operating conditions to return to pre-pandemic levels, together with resulting consumer behaviors, and numerous other uncertainties, all of which remain uncertain. The unavailability and incapacity of Mr. Dickson, our only executive officer and director, due the COVID-19 would have a material adverse effect of our business.

We have a going concern opinion from our auditors, indicating the possibility that we may not continue to operate. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

We have incurred a net loss of $602,452 for the year ended October 31, 2021 compared to a net loss of $192,888 for the year ended October 31, 2020. We anticipate generating losses for the next 12 months. We generated only $3,450 in gross sales for the year ended October 31, 2021 and $57,460 in gross sales for the year ended October 31, 2020. Accordingly, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities, which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation in April 2013, we have not generated enough revenues to exceed our expenses. We acquired Yuengling’s Ice Cream Corp in June 2019 and entered the micro-market industry with Aureus Micro Markets in September 2020. As a result of us recently entering into these business lines, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications, and delays inherent in new business lines. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. Our business is dependent upon the implementation of our business plan. We may not be successful in implementing such a plan and cannot guarantee that, if implemented, we will ultimately be able to attain profitability.

5

We do not currently have sufficient cash flow to maintain our business.

We do not currently have enough cash flow to operate our business. Therefore we will be dependent upon additional capital in the form of either debt or equity to continue our operations and expand our products to new markets. At present, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. We may not be able to arrange enough investment within the time the investment is required or that if it is arranged, that it will be on favorable terms. If we cannot get the needed capital, we may not be able to become profitable and may have to curtail or cease our operations.

Our management has limited experience operating a public company and is subject to the risks commonly encountered by early-stage companies.

Although our management has experience in operating small companies, our current management has not managed expansion while being a public company. Many investors may treat us as an early-stage company. Also, our management has not overseen a company with considerable growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets.

We depend heavily on key personnel.

We believe our success depends heavily on the continued active participation of our current executive officers. If we were to lose our executive officers’ services, the loss could have a material adverse effect on our business, financial condition, or operation results. Also, to achieve our future growth plans, we will need to recruit, hire, train, and retain other highly qualified technical and managerial personnel. Competition for qualified employees is intense, and if we cannot attract, retain and motivate these additional employees, their absence could have a materially adverse effect on our business, financial condition, or results of operations.

Increased operating costs and obstacles to cost recovery due to the pricing and cancelation terms of our food and support services contracts may constrain our ability to make a profit.

Our profitability can be adversely affected to the extent we are faced with cost increases for food, wages, other labor-related expenses, especially when we cannot recover such increased costs through increases in the prices for our products and services. In some cases, we will have to absorb any cost increases, which may adversely impact our operating results.

A failure to maintain food safety throughout our supply chain and food-borne illness concerns may result in reputational harm and claims of illness or injury that could negatively affect us.

Food safety is a top priority for us, and we dedicate substantial resources to ensuring that our consumers enjoy safe, quality food products. Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food manufacturers, food suppliers, or food distributors, food safety could, in part, be out of our control. Regardless of the origin or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of our locations could adversely impact our reputation, hindering our ability to renew contracts on favorable terms or to obtain new business and harm our sales. Even instances of food-borne illness, food tampering, or contamination at a location served by one of our competitors could result in negative publicity regarding the food service industry generally and could negatively impact our sales. Future food product recalls, and health concerns associated with food contamination may also increase our raw materials costs and disrupt our business from time to time.

6

Governmental regulations relating to food and beverages may subject us to significant liability.

The regulations relating to each of our food and support services segments are numerous and complex. A variety of rules and regulations at various governmental levels relating to the handling, preparation, and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities, and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended rules and regulations in this area may significantly increase the cost of compliance or expose us to liabilities.

If we fail to comply with applicable laws and regulations, including those referred to above, we may be subject to investigations, criminal sanctions, or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures, or debarments from government contracts. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on our business and operations results. Also, governmental units may make changes in the regulatory frameworks within which we operate that may require either the Company as a whole or individual businesses to incur substantial increases in costs to comply with such laws and regulations.

If our relationship with key business suppliers and distributors were to be disrupted, we could experience disruptions to our operations and cost structure.

If critical suppliers to our business, such as Stanpac for ice cream packaging or Vistar for vending products, were disrupted, it would affect our ability to source necessary raw materials needed to produce ice cream or the sale of vending items. If our relationship with any of these key suppliers or distributors were disrupted, if it was not already arranged, we would have to source and engage alternative suppliers and distributors. This disruption could affect our operations and cost structure.

Risks Related to Our Indebtedness

We are highly leveraged.

As of October 31, 2021, our outstanding indebtedness was $1,981,611 Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industries, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations. This degree of leverage could have significant consequences, including:

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities and our receivables facility, are at variable rates of interest;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our less highly leveraged competitors.

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We could incur additional indebtedness in the future, subject to the restrictions contained in our current debt obligations. If new indebtedness is added to our current debt levels, the related risks we now face could increase.

If due to such a deterioration in our financial performance, our cash flows and capital resources were to be insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, if we were required to raise additional capital in the current financial markets, the terms of such financing, if available, could result in higher costs and greater restrictions on our business. If we were to need to refinance our existing indebtedness, the conditions in the financial markets at that time could make it difficult to refinance our existing indebtedness on acceptable terms or at all. If such alternative measures proved unsuccessful, we could face substantial liquidity problems.

Our debt agreements may contain restrictions that limit our flexibility in operating our business.

Our senior secured credit agreement and the indenture governing our senior notes contain covenants that limit our restricted subsidiaries and our ability to, among other things:

•	incur additional indebtedness, refinance or restructure indebtedness or issue certain preferred shares;

•	make certain investments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Risks Related to Yuengling’s Ice Cream

We face risks associated with COVID-19.

Yuengling’s ice cream is manufactured by a third party co-packer, Totally Cool, in their facility located in Maryland. A prolonged shutdown of their facility due to COVID-19, including but not limited to, one or more of their personnel testing positive for the virus, an outbreak, or state mandated shutdown, could adversely affect YICA’s business operations and financial results. Also, YICA’s only has two executive officers, David Yuengling, YICA’s Executive VP or Research and Development, and Mr. Robert Bohorad, YICA’s Chief Operating Officer. The unavailability, incapacity and inability of either or both of Mr. Yuengling or Mr. Bohorad due to COVID-19 related illnesses, post-COVID-19 lingering effects or negative reactions to or side effects from taking the COVID-19 vaccine could adversely affect on YICA’s business operations and have a material adverse effect on YICA’s business operations.

Changes in consumer preferences or discretionary consumer spending could harm our performance.

The success of our business depends, in part, upon the continued popularity of our concepts, and shifts in these consumer preferences could negatively affect our future profitability. Negative publicity over certain food items’ health aspects may adversely affect consumer demand for our products and could result in a decrease in our revenues, which could materially harm our business. Additionally, our success depends, in part, on a consumer preference for eating our products and to an extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income, and consumer confidence. A decline in consumer spending or economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results, or cash flow. We will be required to disclose calorie counts for our products or the third-party products we sell due to federal regulations, which may affect consumers’ eating habits. Shifts in consumer preferences could also be based on health concerns related to the cholesterol, carbohydrate, fat, calorie, sugar, or salt content of certain food items, including items featured on our menu.

We may be unable to compete effectively in the food industry.

The food industry is intensely competitive and heavily saturated. YICA primarily competes with ice cream products and other desert products. Also, independent owners of local or regional food companies or establishments may enter our markets without significant entry barriers, and such establishments may provide price competition for our products. Competition in the food industry’s relevant segments is expected to remain intense with respect to price, quality, marketing, and the type and quality of food. We also face intense competition for qualified management personnel.

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Yuengling’s Ice Cream is sold in a limited number of stores.

We sell Yuengling’s Ice Cream in a limited number of stores, and our products may be relatively unknown. Initial sales have been strong in stores where we currently have our products, but our products may not be accepted in other markets we will try to reach.

We may become subject to potential claims for product liability.

Our business could expose us to claims for personal injury from contamination of our products. We believe that our products’ quality is carefully monitored through regular product testing, but we may be subject to liability as a result of customer or distributor misuse or storage. The Company maintains product liability insurance against certain types of claims in amounts which it believes to be adequate. The Company also maintains an umbrella insurance policy that it considers to be sufficient to cover claims made above its product liability insurance limits. Although no claims have been made against the Company or its distributors to date and the Company believes its current level of insurance to be adequate for its current business operations, it is possible that such claims will arise in the future, and the Company’s policies may not be sufficient to pay for such claims.

We rely on one production facility to produce our Yuengling ice cream. The loss of this manufacturer could cause an interruption to our operation and have a material adverse effect on our business if we cannot find a replacement facility.

Yuengling’s Ice Cream is currently produced by only one production facility, Totally Cool, Inc., a smaller ice cream production facility that makes ice cream and other frozen desserts for other local, regional and national brands. We currently do not have a written agreement with Totally Cool; but rather, we order our products as needed pursuant to purchase orders. The loss of Totally Cool could interrupt our operations and have a material adverse effect on our business if we do not find a replacement production facility quickly. YICA has identified other back up ice cream production facilities but, at the time of this filing, it does not have a formal relationship or production agreement in place.

We must rely on several smaller ice cream distributors rather than large distributors to distribute our products.

We do not presently have any independent capability to distribute our product, and we do not believe it is feasible to develop our own distribution business. Consolidation within the ice cream industry has made it more challenging to distribute ice cream products not affiliated with large ice cream distributors. In some markets, the largest ice cream companies substantially control all of the ice cream distribution to supermarkets. Therefore, we must work with several independent ice cream distributors, rather than a few large distributors, to distribute our products regionally and nationally. Our need to rely upon smaller distributors limits our ability to distribute our products and makes that distribution more costly.

Increases in prices of commodities needed to manufacture our product could adversely affect profitability.

The ingredients and materials needed to manufacture and package our ice cream products are subject to the commodities markets’ normal price fluctuations. Any increase in the price of those ingredients and materials that cannot be passed along to the consumer will adversely affect our profitability. Any prolonged or permanent increase in the cost of the raw ingredients to manufacture our products may in the long term make it more difficult for us to earn a profit.

Risk Related to Aureus Micro Markets

A widespread shutdown of offices or increase of employees working remotely related to COVID-19 could have a material adverse effect on AMM’s business and financial condition.

The COVID-19 pandemic has resulted in many companies closing their offices and workplaces and either requiring or permitting their personnel to work remotely. Even with the recent phased-reopening of certain cities and regions of the country due to an increase in COVID-19 vaccination rates, many employers are continuing to permit their personnel to work remotely either on a full-time or part-time basis. AMM’s micro market business heavily depends on people physically working from offices and workplaces. A prolonged or increased shift in employees working remotely could decrease the market for AMM’s vending machines and products and adversely affect its business operations and financial results.

The micro-market industry in which we operate is highly competitive, and increased competition could reduce our sales and profitability.

The micro-market industry in which we operate is highly competitive, and increased competition could reduce our sales and profitability. We compete in different markets within the micro-market sector on the basis of the uniqueness of our product offerings, the quality of our products, customer service, price, and distribution. Our markets are highly competitive. Our competitors vary in size, and many may have greater financial and marketing resources than we do. Competitive conditions could result in our experiencing reduced revenues, gross margins, and operating results and could cause an investor to lose a substantial amount or all of their investment in our Company.

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We face a variety of risks associated with our micro markets operation, any of which could adversely affect our financial condition and operations results.

We are required to obtain approvals, permits, and licenses from state regulators and local municipalities to construct and operate micro markets. We may face delays in obtaining the requisite approvals, permits, financing, and licenses to build and manage our micro markets, or we may not be able to obtain them at all. If we encounter delays in obtaining or cannot get the requisite approvals, permits, financing, and licenses to construct and operate our micro-markets in desirable locations, our financial condition and operations results may be adversely affected.

Any interruption in delivery from our only micro market suppliers could impair our ability to sell our products and generate revenues.

We started the business by purchasing equipment for the first ten micro-markets on October 5, 2020 from Healthy Smart Marts. We have since purchased an additional two sets of micro-markets from a Texas-based supplier, Graphics That Pop (“GTP”). GTP not only provides the equipment but also provides the graphics that surround them. While not anticipated, any interruption in delivery from our micro-market suppliers could impair our ability to sell our products and generate revenues. We issue purchase orders for equipment as needed, and neither we nor our manufacturers or authorized distributors are obligated to minimum purchases or deliveries in the future. Since our main equipment needs are metal racks and refrigerated coolers, we are aware of numerous other suppliers that could fulfill our equipment requirements. However, any interruption in our current suppliers' distribution could have a short-term affect in our ability to obtain additional micro-markets and could have a material adverse impact on our revenues and operations results until we engage a replacement supplier.

Shortages or interruptions in the availability and delivery of third-party products we sell may increase costs or reduce revenues.

Possible shortages or interruptions in our supply of third-party products caused by conditions beyond our control could adversely affect the availability, quality, and cost of items we buy and sell. Our inability to effectively manage supply chain risk could increase our costs and limit the availability of products critical to our operations. We will also rely on vendors and suppliers to construct and operate portions of our micro markets. If we are unable to maintain our relationship with our vendors and suppliers, or such vendors and suppliers cease to provide the services we need, or such vendors and suppliers are unable to deliver our services on-time and at pre-negotiated prices, and we cannot engage alternative vendors and suppliers, our ability to obtain new micro markets or continue to operate existing micro-markets and our financial condition and operating results may be adversely affected

Defects, failures, or security breaches in and inadequate upgrades of, or changes to, our micro markets and micro markets and its accompanying software could harm our business.

Defects, failures, or security breaches in and inadequate upgrades of, or changes to, our micro markets and their accompanying software could harm our business. Our micro-market business operation depends on sophisticated software, hardware, computer networking, and communication services that may contain undetected errors or may be subject to failures or complications. These errors, losses, or complications may arise when new, changed, or enhanced products or services are added. Future upgrades, improvements, or changes that may be necessary to expand and maintain our business could result in delays or disruptions or may not be timely or appropriately made, any of which could seriously harm our operations. Further, certain aspects of the operating systems relating to our business are provided by third parties, including telecommunications. Accordingly, the effectiveness of these operating systems is, to a certain degree, dependent on the actions and decisions of third parties over whom we may have limited control.

Vending sales are dependent on physical office locations and employees. If fewer employees are working at physical offices, our business could suffer.

The vending machine industry depends on the congregation of people and, in our case, in offices. With the onset of Covid-19 in March 2020, offices have been closing and more and more people are working from home and we cannot anticipate when people will resume working from offices and if, to what degree. A prolonged shift in employees working remotely, the market for our products would be significantly reduced, and our business could suffer.

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There is a risk of theft of our products being sold in our vending machines and our vending machines themselves. If a material portion of our vending machines is stolen, our business could fail.

Our micro-markets are open and unlocked displays with a self-checkout feature and, although we intend micro-markets to be located in secure and controlled environments, such as corporate break rooms, hotel lobbies, and auto dealerships, there is no guarantee that consumers will take them without payment. The company is looking into hidden motion-activated camera to assist with reducing losses. Based on our vending machines’ current rack and cooler design, though, product theft at the vending machines is possible. We estimate a 5% theft factor based on discussions with industry insiders, such as those at Healthy Smart Marts. However, there is a risk this percentage could be more significant. If theft does become a problem, we would seek a remedy with the customer or, as a last resort, remove the equipment and supplies from the location. Also, while we intend to locate our vending machines in secure locations, it is possible that one or some of our vending machines could be stolen. If a material amount of our vending machines are stolen, our business could fail.

Our vending machines require maintenance, repair, and replacement. If a material portion of our vending machines needs significant repairs, our business could be materially impacted.

Our vending machines require regular maintenance, repair, and replacement. Expenses for unanticipated repairs and replacements could materially affect our sales. If one of our vending machine’s cooler stops malfunctions or is damaged, it may require a repair or replacement, which could result in lost sales and the disposal of any products that are spoiled or not salable.

Expired/spoiled products must be monitored and removed.

Because we will be selling perishable items in our vending machines, if any products are beyond their expiration dates, they will have to be removed. The failure to timely remove an expired item from one of our vending machines may present a liability if a customer becomes ill from food purchased from one of our machines.

General Business Risks

The price of our Common Stock may be volatile.

If we are able to get a trading market for our stock, the trading price of our Common Stock is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the provision of health care or the sale of health insurance; any major change in our Board of Directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of Common Stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developing companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

Doubts about Ability to Continue as a Going Concern

The Company is an early stage enterprise and has not commenced planned principal operations. The Company had no revenues to date and minimal capitalization. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

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There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s Common Stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

The market for our Common Stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The market for our Common Stock may be thinly traded on the OTC Markets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to several factors, including the fact that we are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors, and others in the investment community. Even if we came to such persons’ attention, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until we became more seasoned and viable. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our share price. We cannot assure you that a broader or more active public trading market for our common shares will develop or be sustained or that current trading levels will be maintained.

The availability of shares for sale in the future could reduce the market price of our Common Stock.

In the future, we may issue securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and Common Stock or just Common Stock. We may also issue securities convertible into our Common Stock. Any of these events may dilute your ownership interest in our Company and adversely impact our Common Stock’s price.

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Also, sales of a substantial amount of our Common Stock in the public market or the perception that these sales may occur could reduce our Common Stock’s market price and impair our ability to raise additional capital through the sale of our securities.

The indemnification provisions in our Articles of Incorporation and bylaws under Nevada law may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers, and employees.

As permitted by Nevada law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. These indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may not recoup.

Pursuant to the laws of the State of Nevada, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Our Common Stock will be deemed a “penny stock,” making it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules, making it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

As an issuer of a “penny stock,” the federal securities laws’ protection relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because we failed to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We are classified as a “smaller reporting company,” and we cannot be sure if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, smaller reporting companies may provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, and have certain other decreased disclosure obligations in their SEC filings. Reduced disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control the Company, you will not likely be able to elect directors or have any say in the Company’s policies.

Our stockholders are not entitled to cumulative voting rights. Consequently, a majority vote will decide the election of directors and all other matters requiring stockholder approval. As long as at least one share of our Series A Preferred Stock is outstanding, the preferred stock will represent 66-2/3% of all votes entitled to be voted at any annual or special meeting of stockholders. Everett M. Dickson, our President, holds all outstanding shares of our Series A Preferred Stock and will continue to have, voting control of the Company.

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We do not expect to pay dividends in the future; any return on investment may be limited to our Common Stock’s value.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our Common Stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

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Because directors and officers currently and for the foreseeable future will continue to control Yuengling’s Ice Cream Corporation (f/k/a Aureus, Inc.), it is not likely that you will be able to elect directors or have any say in the policies of Yuengling’s Ice Cream Corporation.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Yuengling’s Ice Cream Corporation (f/k/a Aureus, Inc.) beneficially own a majority of our outstanding Common Stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Series A Preferred Stock may lead to conflicts of interest and could negatively impact the price of our securities.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock are entitled to vote together with the shares of Common Stock and other voting securities of the Company as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding, and as long as at least one share of Series A Convertible Preferred Stock is outstanding, shall represent two-thirds (66.67%) of all votes entitled to be vote at any annual or special meeting of shareholders of the Company or action by written consent of shareholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66.67% which is allocated to the outstanding shares of Series A Convertible Preferred Stock. We are currently authorized to issue 10,000,000 shares of Series A Preferred Stock. Our sole officer and director, Everett M. Dickson, owns 5,000,000 shares of Series A Preferred Stock of the Company, representing 100% of the issued and outstanding Series A Preferred Stock. Mr. Dickson has the ability to influence significantly all matters requiring approval by our stockholders. Mr. Dickson may have interests that differ from other stockholders, and they may vote in a way with which other stockholders disagree and either or both may be adverse in the future to the interests of other stockholders. The concentration of ownership of our voting securities may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their securities as part of a sale of our Company, and consequently may affect the market price of our common stock. This concentration of ownership of our voting securities may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders. Also, the voting power of our Series A Preferred Stock means that Mr. Everett will continue to control who is elected to serve on the Board of Directors, and other stockholders will have no say in the Company’s policies.

Also, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Stock are senior to the common stock and the holders of shares of the Series A Preferred Stock are entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital surplus or earnings, an amount equal to two-thirds (66.67%) of the assets so distributed.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve substantial risks and uncertainties. Other than statements of historical fact, all statements in this Offering Circular, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and management objectives, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Offering Circular that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

You should read this Offering Circular and the documents that we have filed as exhibits to this Offering Circular with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this Offering Circular are made as of the date of this Offering Circular, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

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USE OF PROCEEDS

The table below sets forth the net proceeds of the Offering, after deducting offering expenses estimated to be $15,000, if we sell 25%, 50%, 75% and 100% of the shares in this Offering.

	25%	50%	75%	100%
Shares	137,500,000	275,000,000	412,500,000	550,000,000
Price/Share	$0.0005	$0.0005	$0.0005	$0.0005
Gross Proceeds	$68,750	$137,500	$206,250	$275,000
Expenses	$15,000	$15,000	$15,000	$15,000
Net Proceeds	$53,750	$122,500	$191,250	$260,000

The table below sets forth our intended use of the net proceeds of the Offering if we sell 25%, 50%, 75% and 100% of the shares in this Offering.

	25%		50%		75%		100%
Item	$	%	$	%	$	%	$	%
Bank Debt	$5,375	10%	$12,250	10%	$19,125	10%	$26,000	10%
Production/Inventory	$13,438	25%	$30,625	25%	$47,813	25%	$65,000	25%
SG&A	$5,3 75	10%	$12,250	10%	$19,125	10%	$26,000	10%
Marketing/Promotion	$2,688	5%	$6,125	5%	$9,563	5%	$13,000	5%
New Product Development	$2,688	5%	$6,125	5%	$9,563	5%	$13,000	5%
Sales & Business Development	$24,188	45%	$55,125	45%	$86,063	45%	$117,000	45%
Total	$53,750	100%	$122,500	100%	$191,250	100%	$260,000	100%

As shown above, we will use a portion of the proceeds to pay bank loans. YIC Acquisitions assumed three loans. The first loan was an SBA loan with a balance of $1,061,077.80 and annual interest of 7.5%. As of October 31, 2021, the annual interest rate was 5.25% and the balance was $735,502.21. The loan has monthly payments and matures March 13, 2026. The second loan was a Line of Credit with a balance of $800,000 and interest rate of 6.5%. As of October 31, 2021 the balance was $800,000 and the annual interest rate was 4.25%. Payments on the Line of Credit are monthly. The third loan is for a truck with a balance of $17,944.87 and annual interest of 4.95%. On June 30, 2020, the truck was sold and the outstanding balance of the loan was paid in full.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

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As indicated in the prior table, a portion of our net proceeds is intended to be used for sales and business development. The Company plans to focus these funds and its efforts into the relaunch of Yuengling’s Ice Cream as well as other sales and business development opportunities. An example of an expense associated with sales and business development is slotting, or an upfront cost to a retailer to secure space on their shelf or in their freezer. As with any potential plan and opportunity, there is no certainty in the viability of the plan or the ability to execute successfully. In the event we do not use the net proceeds for sales and business development, we intend to reallocate the net proceeds for the other items listed in the use of proceeds table and for general working capital purposes.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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Proforma Financial Information

YUENGLING’S ICE CREAM CORPORATION

(f/k/a Aureus, Inc.)

PROFORMA BALANCE SHEETS

		Proforma if 25%	Proforma if 50%	Proforma if 75%	Proforma if 100%
		of the Offering	of the Offering	of the Offering	of the Offering
	31-Oct-21	is Sold	is Sold	is Sold	is Sold

ASSETS
Current Assets:
Cash	$350,905	$419,655	$488,405	$557,155	$625,905
Inventory	56,212	56,212	56,212	56,212	56,212
Accounts Receivable	0	0	0	0	0
Total Current Assets	407,117	613,367	819,617	1,025,867	1,232,117
Other Assets
Property and Equipment	30,300	30,300	30,300	30,300	30,300
Total Assets	$437,417	$506,167	$574,917	$643,667	$712,417

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable and Accrued Liabilities	$195,822	$195,822	$195,822	$195,822	$195,822
Accrued Interest	38,166	38,166	38,166	38,166	38,166
Due to Related Party	0	0	0	0	0
Notes Payable	132,121	132,121	132,121	132,121	132,121
Loans Payable	659,002	659,002	659,002	659,002	659,002
Line of Credit	800,000	800,000	800,000	800,000	800,000
Loan Payable, net of current portion	156,500	156,500	156,500	156,500	156,500
Line of Credit, net of current portion
Total Liabilities	1,981,611	1,981,611	1,981,611	1,981,611	1,981,611

Commitments and Contingencies

Mezzanine Equity
Preferred stock to issued	437,850	437,850	437,850	437,850	437,850
Total mezzanine equity	437,850	437,850	437,850	437,850	437,850

Stockholders' Deficit:
Preferred stock; Par Value $0.001; 10,000,000 shares authorized and 5,000,000 shares issued and outstanding, respectively	5,000	5,000	5,000	5,000	5,000
Common stock; $0.001 par value; 2,000,000,000 authorized; 1,535,180,555 and 810,180,555 shares issued and outstanding, respectively	1,535,181	1,672,681	1,810,181	1,947,681	2,085,181
Discount on Common Stock	(701,917)	(701,917)	(701,917)	(701,917)	(701,917)
Preferred Stock to be Issued	0	0	0	0	0
Common Stock to be Issued	165,000	165,000	165,000	165,000	165,000
Additional Paid in Capital	565,465	496,715	427,965	359,215	290,465
Accumulated Deficit	(3,550,773)	(3,550,773)	(3,550,773)	(3,550,773)	(3,550,773)
Total Stockholders' Deficit	(1,982,044)	(1,913,294)	(1,844,544)	(1,775,794)	(1,707,044)

Total Liabilities and Stockholders' Equity	$437,417	$506,167	$574,917	$643,667	$712,417

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AUREUS, INC.

Notes to the Unaudited Pro Forma Financial Information

Aureus Incorporated (the “Company”) was incorporated in the state of Nevada on April 19, 2013. The Company was organized to develop and explore mineral properties in the state of Nevada. The Company is currently in active status in the state of Nevada.

On December 21, 2018, pursuant to a Stock Purchase Agreement, dated December 20, 2018, by and among the Company and Everett M. Dickson (the “Buyer”) and Hohme Holdings International, Inc. (the “Seller”), the Buyer purchased 90,000,000 shares of Common Stock of the Company from the Seller for a total of $15,000. Sadiq Shaikh has voting and dispositive control over the Seller. Simultaneously with the consummation of the Stock Purchase Agreement on December 21, 2018, Sadiq Shaikh resigned as the President and Chief Executive Officer and from the Board of Directors of the Company; Deborah Engles resigned as the Secretary and Treasurer of the Company; and Everett M. Dickson was appointed as the President, Chief Executive Officer, Treasurer, Secretary and as a director to the Board of Directors of the Company.

We are a food brand development company that builds and represents popular food concepts throughout the United States as well as international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands we intend to bring to our customers fresh innovative brands that have great potential. All of our brands will be unique in nature as we focus on niche markets that are still in need of developing.

The Company has reached an agreement to purchase a multi-unit tranche of Micro Markets with Healthy SmartMarts and has received an initial order of equipment. The Company is evaluating its strategy for establishing its first 10 Micro Markets throughout the Atlanta metropolitan area.

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements as adjusted to give effect to the 1-A offering and the shares issued as part of the offering. The unaudited proforma combined balance sheet as of October 31, 2021 gives effect to the 1-A offering as if it had occurred on October 31, 2021.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Offering; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations.

NOTE 2. ACCOUNTING PERIODS PRESENTED

The unaudited pro forma condensed combined balance sheet as of October 31, 2021 is presented as if the 1-A offering had occurred on October 31, 2021 and combines the historical balance sheet of the Company at October 31, 2021.

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DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of October 31, 2021 was a deficit of $ (1,544,194) or $(0.00101) per share based on the 1,535,180,555 shares of our Common Stock outstanding on October 31, 2021. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (after deducting estimated Offering expenses of $15,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.0005	$0.0005	$0.0005	$0.0005
Historical net tangible book value per share as of October 31, 2021	$(0.00101)	$(0.00101)	$(0.00101)	$(0.00101)
Increase in net tangible book value per share attributable to new investors in this Offering	$0.000397	$0.000319	$0.000229	$0.000124
Net tangible book value per share, after this Offering	$(0.000609)	$(0.000687)	$(0.000777)	$(0.000882)
Dilution per share to new investors	$0.001109	$0.001187	$0.001277	$0.001382

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PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See “Where You can Find More Information” on page 50 below for more details.

Plan of Distribution

Each offering is being conducted under Regulation A under the Securities Act and therefore, only offered and sold to “qualified purchasers.” For further details on the suitability requirements an investor must meet in order to participate in each offering, see “Investor Suitability Standards” below. As a Tier 2 offering pursuant to Regulation A under the Securities Act, each offering will be exempt from state law “blue sky” review, subject to meeting certain state notice filing requirements and complying with certain antifraud provisions, to the extent that our interests are offered and sold only to “qualified purchasers” or at a time when our interests are listed on a national securities exchange. It is anticipated that sales of securities will only be made in states where the Broker is registered.

The interests are being offered by subscription only in the United States and to residents of those states in which the offer and sale is not prohibited. This offering circular does not constitute an offer or sale of interests outside of the United States

Those persons who want to invest in our interests must sign a subscription agreement for the particular series of interests, which will contain representations, warranties, covenants, and conditions customary for offerings of this type for limited liability companies. See “How to Subscribe” below for further details. Copies of the form of subscription agreement for each series are filed as Exhibit 4.1 and onwards in the offering statement.

The Company will pay all of the expenses incurred in each offering including fees to legal counsel, but excluding fees for counsel or other advisors to the investors and fees associated with the filing of periodic reports with the Commission and future blue sky filings with state securities departments, as applicable. Any investor desiring to engage separate legal counsel or other professional advisors in connection with an offering will be responsible for the fees and costs of such separate representation.

Term of the Offering

Sale of the Offered Shares will commence within two calendar days of date the Offering Statement (of which this Offering Circular is a part) is qualified by the SEC (the “Qualification Date”) and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F). The Offering will continue through the earlier of (i) the anniversary of the Qualification Date, (ii) the date upon which all the Offered Shares are sold, or (iii) the date the Company decides to terminate the Offering (in any case, the “Termination Date”).

We may decide to extend the Offering, close the Offering early, or cancel it, in our sole discretion. If we extend the Offering, we will provide that information in an amendment to this Offering Circular. If we close the Offering early or cancel it, we may do so without notice to you, although if we cancel the Offering, all funds that may have been provided by any investors will be promptly returned without interest or deduction.

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Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public Offering price was determined by the Board of Directors. The principal factors considered in determining the initial public Offering price include:

•	the information set forth in this Offering Circular and otherwise available;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this Offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us.

Offering Period and Expiration Date

The Offering will commence within two calendar days after this Offering Circular has been qualified by the Commission. This Offering will terminate upon the earlier of when all shares qualified hereunder are sold or one (1) year after this Offering Circular has been qualified by the Commission.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A+. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A+ offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

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(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (Investment Company Act), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should go to our website, click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

We will immediately review completed subscriptions for approval and notify subscribers of acceptance by mail. We will immediately return proceeds by mail if the subscription is not accepted.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds on Page 13.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity, and cash flows of our Company for the years ended October 31, 2021, and 2020. You should read this discussion together with the consolidated financial statements, related notes, and other financial information included in this Offering Circular. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that involve risks and uncertainties and are based upon judgments concerning various factors beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

Forward-Looking Statements

This Offering Circular contains forward-looking statements. For this purpose, any statements contained in this Offering Circular that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management, and other matters. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “continue” or the negative of these similar terms. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In evaluating these forward-looking statements, you should consider various factors, including the following: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitable operations, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, (d) whether we are able to successfully fulfill our primary requirements for cash, which are explained below under “Liquidity and Capital Resources” On Page 19. We assume no obligation to update forward-looking statements, except as otherwise required under the applicable federal securities laws. Unless stated otherwise, terms such as the “Company,” “Aureus,” “we,” “us,” “our,” and similar terms shall refer to Aureus, a Nevada corporation, and its subsidiary, YIC Acquisitions Corp.

Overview

Yuengling’s Ice Cream Corporation (f/k/a Aureus, Inc.) was incorporated in Nevada on April 19, 2013. Our offices are located at One Glenlake Parkway #650, Atlanta, GA 30328. Our website is www.aureusnow.com. Our telephone number is (404) 885-6045, and our email address is aureus.now@gmail.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring fresh innovative brands that have great potential to our customers. Our brands will be unique in nature as we focus on niche markets that are still in need of development.

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History

We were incorporated in the state of Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the state of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc. and on September 14, 2021, the Company changed their name to Yuengling’s Ice Cream Corporation”. We are currently active in the state of Nevada.

We are a food brand development company focused on acquiring and growing well-established food brands. We have and plan to continue to acquire operating businesses that produce revenue. These businesses will generally be in the food production and food service space.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” Section is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to inventories, income taxes, accounts receivable allowance, fair value derivatives, and reserve for warranty claims. We base our estimates on historical experience, performance metrics, and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from others sources. Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Use of Estimates

Financial statements prepared under accounting principles generally accepted in the U.S. require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management estimates include the estimated collectability of its accounts receivable, the valuation of long-lived assets, warranty reserves, the assumptions used to calculate derivative liabilities, assumptions used to value equity instruments issued for financing and compensation, and the valuation of deferred tax assets. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue under Accounting Standard Update (“ASU”) No. 2014-09. This standard provides authoritative guidance clarifying the principles for recognizing revenue and developing a common revenue standard for U.S. GAAP. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Under this guidance, revenue is recognized when control of promised goods or services is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We review our sales transactions to identify contractual rights, performance obligations, and transaction prices, including the allocation of prices to separate performance obligations, if applicable. Revenue and costs of sales are recognized once products are delivered to the customer’s control, and performance obligations are satisfied.

Recent Accounting Pronouncements

See Note 1 of Notes to Consolidated Financial Statements in this Offering Circular for management’s discussion of recent accounting pronouncements.

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Results of Operations for the Fiscal Year Ended October 31, 2021 compared to the Fiscal Year Ended October 31, 2020.

Revenue

We had $57,460 in revenues for the fiscal year ended October 31, 2020, versus revenues of $3,450 for the fiscal year ended October 31, 2021. The $53,010 (94%) decrease was due to the continued loss of retail and food service customers and reduced marketing.

Cost of Sales

We incurred $45,168 in cost of sales for the fiscal year ended October 31, 2020, versus $148,014 for the fiscal year ended October 31, 2021. The $102,846 (227.7%) decrease was due to increased production costs, storage costs, transportation costs and an inventory write-down. We were responsible for sourcing most raw materials for smaller production runs on production, so we experienced higher costs with less purchasing power. Storage costs increased as we had additional costs associated with the storage of raw materials and finished products. Finally, we experienced higher transportation costs moving raw materials to production, and smaller orders meant higher overall and per unit transportation expenses.

Operating Expenses

General & Administrative Expenses

General and administrative expenses include professional fees, costs associated with marketing, press releases, public relations, rent, sponsorships, and other expenses. We incurred general and administrative expenses of $232,388 for the fiscal year ended October 31, 2020, versus $346,915 for the fiscal year ended October 31, 2021, an increase of $114,527 (49.28%). This increase was due to having higher consulting fees and higher professional fees in 2021.

Other Income (Expense)

Our other income and expenses include gain on loan forgiveness, loss on extinguishment of debt, change in fair value of derivative liabilities, and interest expense. We recognized other income of $27,208 for the fiscal year ended October 31, 2020, versus other expenses of ($110,973) for the fiscal year ended October 31, 2021. The decrease of $138,181 (507.87%) was due to lower interest expense, an increase in interest expense, a decrease in the change in fair value of a derivative, and losses on the issuance of convertible debt and the extinguishment of debt.

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Net Losses

We incurred a net loss of $192,888 for the fiscal year ended October 31, 2020, versus $602,452 for the fiscal year ended October 31, 2021, representing a $409,564 (212.33%) decrease. This was due to lower revenue, higher cost of sales, higher Consulting Fees, higher Professional Fees, greater Interest Expense, a loss on the issuance of convertible notes, and a greater loss on the extinguishment of debt in 2021.

Liquidity and Capital Resources

Liquidity and Capital Resources for the Fiscal Year Ended October 31, 2021, Compared to the Fiscal Year Ended October 31, 2020

	Fiscal Year Ended October 31,
	2020	2021
Summary of Cash Flows:
Net cash used by operating activities	$(259,135)	$(416,801)
Net cash used by investing activities	$(14,300)	$–
Net cash provided by financing activities	$212,381	$655,472
Net increase (decrease) in cash and cash equivalents	$(61,054)	$238,671
Beginning cash and cash equivalents	$173,288	$112,234
Ending cash and cash equivalents	$112,234	$350,905

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Operating Activities

For the fiscal year ended October 31, 2020, we used $259,135 of cash in operations, which included our net loss of $192,888 offset by a $50,000 expense for a beneficial feature, a gain in the change in fair value of derivatives of $154,620, a decrease of inventory of $40,427, a decrease of accounts payable of $24,999 and an increase of accrued liabilities of $15,873. Cash flows remained relatively consistent year-over-year but the negative cash flow from operations is primarily due to the start-up/lower volume nature of the operations.

In the fiscal year ended October 31, 2021, we used $416,801 of cash in operations. This was made up primarily from a net loss of $602,452 and a $151,418 gain on extinguishment of debt and offset primarily by a decrease of inventory of $146,513 and a debt discount amortization of $93,750.

Investing Activities

Net cash used in investing activities for the fiscal year ended October 31, 2020, of ($14,300) resulted from $30,300 from the purchase of equipment and $16,000 for the sale of a truck. Net cash used in investing activities for the fiscal year ended October 31, 2021, of $0 resulted from no activity.

Financing Activities

Net cash provided by financing activities was $212,381 for the fiscal year ended October 31, 2020, which consisted of $118,300 of proceeds from notes payable, $115,450 of net proceeds from the sale of preferred stock, $77,500 from the sale of common stock, less $98,869 payments on notes payable. Net cash provided by financing activities was $655,472 for the fiscal year ended October 31, 2021, which consisted of $114,582 of proceeds from notes payable, $168,600 net proceeds from the sale of preferred stock, $540,000 from the sale of common, $86,250 net proceeds from convertible debt, less $142,391 of payments on notes payable and $111,569 on repayment of convertible debt.

Future Capital Requirements

Our current available cash and cash equivalents are insufficient to satisfy our liquidity requirements. Our capital requirements for the fiscal year ending October 31, 2021, will depend on numerous factors, including management’s evaluation of the timing of projects to pursue. Subject to our ability to generate revenues and cash flow from operations and our ability to raise additional capital (including through possible joint ventures or partnerships), we expect to incur substantial expenditures to carry out our business plan, as well as costs associated with our capital raising efforts and being a public company.

Our plans to finance our operations include seeking equity and debt financing, alliances or other partnership agreements, or other business transactions that would generate sufficient resources to ensure the continuation of our operations.

The sale of additional equity or debt securities may result in further dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our Common Stock and could contain covenants that would restrict our operations. Any such required additional capital may not be available on reasonable terms, if at all. If we were unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned activities and limit our operations, which could have a material adverse effect on our business, financial condition, and operations results.

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Inflation

The amounts presented in our consolidated financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts representing replacement costs or using other inflation adjustments.

Going Concern

The accompanying audited 2020 financial statements have been prepared on a going concern basis. For the fiscal year ended October 31, 2021, we had a net loss of $602,452, had net cash used in operating activities of ($416,801), had a negative working capital deficit of ($1,573,994), an accumulated deficit of ($3,550,773) and stockholders’ deficit of ($1,982,044). Our ability to continue as a going concern depends on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, and generate profitable operations in the future. Our management plans to provide for our capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time, and there are no assurances that, if achieved, we will have sufficient funds to execute our business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant estimates and assumptions include the fair value of our Common Stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to our deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. In consultation with its legal counsel as appropriate, our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is likely, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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BUSINESS

Overview

Yuengling’s Ice Cream Corporation (f/k/a Aureus, Inc.) (“Yuengling’s,” “,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013. Our offices are located at One Glenlake Parkway #650, Atlanta, GA 30328. Our telephone number is (404) 885-6045, and our email address is aureus.now@gmail.com. Our website is www.aureusnow.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring fresh, innovative brands with great potential. Our brands will be unique as we focus on niche markets that are still in need of development.

We operate two lines of business. Through our subsidiary, YIC Acquisitions Corp. (“YICA”), we acquired Yuengling’s Ice Cream in June 2019. We produce and sell high-quality ice cream without artificial colors, flavoring, or preservatives and no added hormones. In September 2020, we entered into the micro market segment and launched our second business line, Aureus Micro Markets (“AMM”). Closely tied to the vending machine industry, micro markets look and feel like modern convenience stores while functioning with the ease and efficiency of vending food service and refreshment services. They provide an improved customer experience and greater product variety, with a proven track record of increasing sales at vending locations while keeping labor costs down and improving operating efficiencies. Micro markets are a hybrid form of vending, food service, coffee service, and convenience stores that provide an improved customer experience, exponentially greater product variety, and increased sales within a single location while keeping labor costs down and improving operational efficiencies. The expanded product variety, open flow, and cashless payment options mean that consumers spend less time in line fumbling with cash/change, can purchase multiple items with one transaction, and buy more items per transaction than with cash transactions.

History

We were incorporated in the state of Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the state of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc. and on September 14, 2021 the Company changed its name to Yuengling’s Ice Cream Corporation.” We are currently active in the state of Nevada.

We are a food brand development company focused on acquiring and growing well-established food brands. We have and plan to continue to acquire operating businesses that produce revenue. These businesses will generally be in the food production and food service space.

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Yuengling’s Ice Cream

The Yuengling Family began making ice cream in 1920 when Frank D. Yuengling, President of D.G. Yuengling & Sons Brewery, started a separate company–Yuengling’s Ice Cream–to keep the Yuengling Brewery solvent despite the onset of prohibition. In 1935, upon the repeal of prohibition, Frank transferred ownership to son, Frederick G. Yuengling, and, from 1963 to 1985, Frederick’s eldest son, Frederick G. Yuengling, Jr., proudly produced ice cream, serving up generations of memories for folks in and around Pennsylvania.

In 2014, after a nearly 30-year absence from store shelves, Frederick G. Yuengling Jr.’s son, David Yuengling, and Rob Bohorad relaunched the Yuengling’s Super-premium Ice Cream brand through regionally focused retail, wholesale, and food service channels in and around Pennsylvania. Yuengling’s Ice Cream has a strong tradition of making exceptional gourmet ice cream products in central Pennsylvania. This fan-favorite brand continues advancing its legacy and its renowned dairy quality by using locally sourced dairy ingredients that contain no added hormones.

In 2019, we agreed to acquire Yuengling’s Ice Cream Corp’s assets (“YIC”). All of YIC’s activities are managed and overseen by our C-level corporate finance team and turnaround, marketing, logistics, and transport specialists to help guide this nationally recognized, award-winning, high-value, artisan ice cream brand to expected future profitability.

Acquisition of Yuengling’s Ice Cream

On June 18, 2019, YIC Acquisitions Corp., a Nevada corporation and a subsidiary of the Company (“YICA”) purchased all of the assets of YIC substantially under the PA UCC Article 9 Default, Foreclosure and Private Sale Agreement (the “Private Sale Agreement”) with Mid Penn Bank, a Pennsylvania banking corporation (the “Lender”), and David Yuengling, Robert C. Bohorad, and Dacell, LLC (the “Guarantors”). On June 18, 2019, YICA also entered into the Secured Creditor Asset Sale and Purchase Agreement with the Lender and YIC (the “Asset Sale and Purchase Agreement”). Due to previous defaults on secured debt owed to the Lender by the Guarantors, the Lender exercised its right to take possession of and sold the assets of YIC to YICA in exchange for the assumption of all secured debt owed to the Lender by the Guarantors and with the Guarantors remaining as guarantors of the secured debt under the Private Sale Agreement and the Asset Sale and Purchase Agreement. The aggregate amount of secured debt owed to the Lender at the time of the acquisition was $1,889,011 (the “Secured Debt”). As of the year ended October 31, 2020, the amount of Secured Debt (including principal and interest) was $1,691,428.

Since the closing of the acquisition, YICA has assumed three loans. The first loan was an SBA loan with a principal balance of $1,061,077 and an annual interest of 5.25%. As of October 31, 2020, there was $735,502.21 in principal and interest. The loan requires monthly payments and matures on March 13, 2026. The second loan is a credit line with a principal balance of $816,831 and an annual interest rate of 4.25%. As of October 31, 2020, there was $800,000 in principal. Monthly payments are required under this line of credit. The third loan is for a truck with a principal balance of $17,944 and an annual interest rate of 4.95%. On June 30, 2020, the truck was sold, and the outstanding balance of the loan was paid in full.

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On July 2, 2019, and effective June 18, 2019, the parties to the Private Sale Agreement and the Asset Sale and Purchase Agreement entered into the Post-Closing Agreement (the “Post-Closing Agreement”), YICA was allowed to transfer $50,000 to the Lender as security post-closing (within 60 days of July 2, 2019).

On July 30, 2020, and effective June 18, 2019, the parties to the Post-Closing Agreement entered into the First Amendment to the Post-Closing Agreement (the “First Amendment”) under which YICA was allowed to transfer $50,000 to the Lender by December 31, 2020. The Second Amendment later amended the First Amendment to the Post-Closing Agreement (the “Second Amendment”), dated December 30, 2020, to extend the First Amendment’s transfer period to March 31, 2021. In an Amended agreement (the “Third Amendment”) dated June 22, 2021, Mid Penn Bank has extended the transfer period to September 30, 2021. In an Amended agreement (the “Fourth Amendment”) dated January 24, 2022, Mid Penn Bank has extended the transfer period to September 30, 2022.

Yuengling’s Mission Statement

YICA’s mission is to provide the highest quality ice cream and dairy-related products to its consumers, offer an enjoyable work environment for its employees, establish lasting relationships with its customers and vendors that are centered on trust, strive to surpass its customers’ expectations, always act ethically, and give back to the communities that support it.

Brand Strengths

Yuengling’s is an American and family-owned company with high brand recognition & loyalty. Its products are considered in the super-premium category and are all-natural. Yuengling’s exceeds Whole Foods Market® Ingredient Quality Standards. Its products are kosher with no added growth hormones, steroids, or antibiotics.

Yuengling’s is a strong, recognized brand with a long, positive family history and an experienced management team. We are smaller and more responsive than larger competitors.

When national brands continue to reduce the quality of their offerings and downsize their products, Yuengling’s products compare favorably and provide good “value” to our customers. We offer innovative new products and flavors.

Operating Strategy

Yuengling’s retail operating strategy is three-phased, centering on (1) product development, (2) achieving acceptance in a defined core area, and (3) expanding our operations once specific volume and metrics are attained. We are currently in the early stages of phase two.

Marketing and Distribution

Yuengling’s core marketing area is defined as the area from Scranton, Pennsylvania in the North, central Virginia in the South, Pittsburgh, Pennsylvania to the West, and the New Jersey shore to the East. We believe we offer higher than average overall margins for retailers.

Our goal is to establish critical mass distribution and specific consumer acceptance levels in the defined core marketing area. We feel this will be accomplished through brand promotion at the store level and top-of-mind-focused marketing programs, including large-scale and small-scale direct consumer product sampling. Once we have sufficient market penetration in our core marketing area, we plan to expand and establish the brand outside this area. At the time of this filing, Yuengling’s Ice Cream is sold in select markets in eastern Pennsylvania.

The Company plans to begin selling its three-gallon tubs to food service customers in late summer or early fall of 2022. The Company also plans to begin selling its ice cream pints to distributors in the fall of 2022 and to retailers in either late fall of 2022 or spring of 2023.

In the future, we anticipate working with several independent ice cream distributors, rather than a few large distributors, to distribute our products regionally and nationally. To help facilitate customer relationships, we may engage food brokers to act as our agents within designated territories or for specific accounts and receive commissions, which average 5% of net collected sales.

Our ice cream is shipped from our manufacturer to third-party cold storage facilities. In turn, our products are distributed from these cold storage facilities. We do not own, lease or otherwise maintain any vehicles involved in the shipping of our products.

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Development Strategy

Our development strategy began with market entry in February 2014. The target was to establish distribution in retail grocery stores within the core marketing area with six-quart flavors of ice cream per store. Distribution is warehouse-based.

We believe our products are a slight bargain compared to super-premium brands such as Ben & Jerry’s and Häagen-Dazs and on par with other brands such as Gifford’s. Our promotional pricing strategy depends upon the retailer, with brand positioning as a super-premium offering. We sometimes engage in short-term Everyday Low Price (“EDLP”) program pricing to undermine the existing premium and super-premium players.

Production

Yuengling’s Ice Cream is currently produced by Totally Cool, Inc. (“Totally Cool”) at a high quality, modern, FDA-compliant facility in Owings Mills, Maryland. Our packaging consists of six quarts to a case, eight pints to a case, and three gallon tubs. Totally Cool is a smaller ice cream production facility that produces ice cream and other frozen desserts for several local, regional, and national brands. Totally Cool’s size allows for smaller and more flexible production runs. We currently do not have a written agreement with Totally Cool; but rather, we order our products as needed pursuant to purchase orders. We do not anticipate that we would encounter any material difficulty in obtaining alternative production sources, at a comparable cost, if our co-packer decides to terminate their relationships with us. Nevertheless, any disruption in supply could have a material adverse effect on our company.

Product Specifications

Our packaging consists of six quarts to a case and eight pints to a case. We offer super-premium butterfat (14%) basis with super-premium flavorings and super-premium ingredients. Our products have high solids, and mid-range weight (50% overrun/air) for a super-premium mouth feel.

Product History

In February 2014, Yuengling’s brand was launched in quart containers in 10 flavors. Quarts were the best way to gain access to shelf space without displacing an existing 48oz or 16oz products. In October 2014, we launched two seasonal flavors, and we added four new flavors in February 2015. In July 2015, we launched six-pint flavors in 800 Ahold stores and began 3-gallon tub food service sales. In May 2016, we were granted a trademark for “Black & Tan” for the ice cream category, and in September 2016, we were granted a trademark for “Butterbeer” for the ice cream category.

At the national level, our primary retail competitors are Ben & Jerry’s and Häagen-Dazs. At the regional level, our direct retail competitors are Giffords (Maine), Graeter’s (Ohio), and Turkey Hill (Pennsylvania).

Primary Advantages

We believe we have a higher quality than most national brands, comparable to Ben & Jerry’s and Häagen-Dazs. We have new and different flavors. We also believe we have better value to consumers in cost per ounce, strong brand loyalty, and close relationships with retailers.

American Sourced

•	Yuengling’s Ice Cream uses a high super-premium butterfat (14%) base-paired with America’s finest artisan flavorings and inclusions (12%);

•	Yuengling’s Ice Cream contains no added growth hormones, steroids, or antibiotics. Yuengling’s Ice Cream is rBST / rBGH free, kosher, and 11 of our 13 flavors are gluten-free

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American Made

Yuengling’s Ice Cream is currently produced by Totally Cool at a high quality, modern, FDA-compliant facility in Maryland. Yuengling’s recipe contains high solids and mid-range weight (50% overrun / air) for a gourmet mouth feel. We believe Yuengling’s Ice Cream is a Pennsylvania preferred brand and exceeds the Whole Foods Market® Ingredient Quality Standards.

American Served

Yuengling’s Ice Cream is offered at select universities, restaurants, professional stadiums, local grocers, and upscale convenience stores. We offer packaging for a range of consumers, including three gallon tubs (food service), six quarts per case (food service + Retail + Online), and 8-Pints per case (Universities, Stadiums + Retail + Online).

The Brand Line Up: Current Flavors–Pints & Tubs

Yuengling’s Ice Cream uses a super-premium butterfat (14%) basis, combined with American-sourced ingredients, no added growth hormones, steroids, antibiotics, and mid-range weight (50% overrun / air) to produce a super-premium palette taste and feel. All of our super-premium ice cream flavors are kosher, and Yuengling’s Super-premium Ice Cream is American-made, and proudly American served.

•	Black and Tan –a swirl of rich Belgian chocolate ice cream & salty caramel ice cream;

•	Butterbeer –buttercream ice cream and butterscotch ice cream with a butterscotch swirl;

•	Vanilla Fudge Chunk With Pretzels* –Madagascar vanilla ice cream, fudge swirl, chocolate chips & chocolate-covered pretzels;

•	Vanilla– creamy and sweet Madagascar vanilla;

•	Original Sea Salt Caramel Swirl –sea salt caramel ice cream with creamy caramel swirls;

•	Peanut Butter Cup– rich Belgian chocolate + peanut butter ice creams with peanut butter swirls & peanut butter cup pieces;

•	Root Beer Float –traditional old-fashioned root beer float;

•	Espresso Chocolate Chip –dark coffee ice cream with rich espresso chocolate chips;

•	Cherry Vanilla Chunk –cherry vanilla ice cream with cherry chunks and large dark chocolate chips;

•	Cookies & Cream– vanilla ice cream with old-fashioned dark chocolate cookie pieces;

•	Cinnamon Churro* –Madagascar vanilla ice cream with baked churro pieces and a cinnamon swirl;

•	Teaberry –a mountainous teaberry plant yields bright pink, sweet, tart, and minty old-fashioned ice cream; and

•	Strawberry –strawberry ice cream with fresh strawberry pieces.

All flavors listed are gluten-free except Vanilla Fudge Chunk with Pretzels and Cinnamon Churro.

Yuengling’s recipe contains high solids and mid-range weight (50% overrun / air) for a gourmet mouth feel. We believe Yuengling’s Ice Cream exceeds the Whole Foods Market® Ingredient Quality Standards as a result of the following:

•	Yuengling’s Ice Cream uses a high super-premium butterfat (14%) base-paired with America’s finest artisan flavorings and inclusions (12%).

•	Yuengling’s Ice Cream contains no added growth hormones, steroids, or antibiotics.

•	Yuengling’s Ice Cream is rBST / rBGH free, kosher, and 11 of our 13 flavors are gluten-free.

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Brand & Flavor Awards

Yuengling’s Madagascar Vanilla super-premium ice cream received the 2016 Gold Medal at the L.A. International Dairy Competition in the “Premium Vanilla Ice Cream” category.

Yuengling’s Cinnamon Churro super-premium ice cream was selected by the Supermarket Guru–one of America’s most trusted food critics and influencers–a Hit Product Seal™ and was appointed “Pick of the Week” with a score of 94/100.

Yuengling’s Cherry Vanilla Chunk super-premium ice cream received the Wisconsin Dairy Products Association–1st Place Award at the World Dairy Expo Championship in the “Dairy Products–Open Class: Flavored Fruit and or Nut Ice Cream” category and earned a near-perfect score of 99.8.

In 2018, Yuengling’s Ice Cream began selling on Goldbelly, the largest online purveyor of artisan, gourmet, and specialty foods in the U.S.

In 2019, Yuengling’s Ice Cream began selling on eTailer/www.icecreamsource.com, another large online ice cream sales platform. Yuengling’s Ice Cream’s website, www.yuenglingsicecream.com also offers on-line sales. These sales are redirected and processed through the icecreamsource.com platform. At the time of this filing, online sales have been temporarily suspended due to inventory being out of stock or past its Best By date. The Company plans to resume production, and in turn, online sales in late 2021 or early 2022.

Sources and Availability of Raw Materials and Principal Suppliers

YICA outsources its production to third-party manufacturers. These manufacturers have multiple sources for the main raw ingredients for the production of ice cream. The primary ingredient sourced by a production facility is the mix, which consists of milk, cream/butterfat, emulsifiers, egg yolks, and other items. The production facility or YICA may order additional supplies and ingredients such as packaging (e.g., cups and lids), flavorings (e.g., mint), inclusions (chocolate chips), and variegates (e.g., fudge). While there is more than one source of packaging, the primary supplier is Stanpac Inc. The waiting period could be 2-6 weeks, but packaging from Stanpac is always available. The flavorings, inclusions, and variegates Yuengling’s uses are standard products available from several sources. These materials have always been readily available.

Aureus Micro Markets

Aureus Micro Markets (“AMM”) was launched in September 2020 and provides vending services to small and medium-sized businesses. AMM provides flexibility in the products it offers together with the addition of fresh, healthy choices. Lines are eliminated with a cashless, app-based payment system which further increases sales. Net return on investment (ROI) is dramatically higher due to the much lower capital investment costs. A micro-market layout can be customized to suit different workplaces, and therefore no space is wasted. They can be installed in a corner or take up an entire room.

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Operating Strategy

AMM’s operating strategy is focused on developing its business in one area. Once key systems have been established, such as warehousing, purchasing, inventory-keeping, deliveries, and sales, the Company will expand into other geographic regions. The Company plans to replicate its model in each location. We will customize when needed, but we prefer to keep the model consistent as much as possible. The Company plans to continually review and improve on its processes and procedures.

Sales & Marketing

AMM targets businesses that have between 50 and 250 employees, starting in the Atlanta Metro area. Our contact salespeople call on these businesses to gain their consent to allow us to install and service the micro-market at no cost or no obligation to the company. As such, there are no contracts. We purchase supplies (food and drinks) from wholesalers or directly from manufacturers and we make our revenue by selling the drinks and snacks to individuals at each micro market location. Once we feel comfortable with our operations in the Atlanta Metro area, we plan on expanding geographically. As of the time of this filing, we have received several indications of interest to install our equipment. At the time of this filing, no equipment has been installed. With more employees are returning to offices, post-pandemic, we plan to re-initiate conversations with customers in the fall of 2021 with the goal of placing equipment by the end of 2021.

Suppliers

AMM has relationships with numerous suppliers for the racks, coolers, and freezers necessary to supply its customers. The equipment is lightweight and not permanently affixed, making it easy to install and re-locate, if necessary. We started the business by purchasing equipment for the first 10 micro-markets on October 5, 2020, from Healthy Smart Marts. We have since purchased an additional two sets of micro-markets from a Texas-based supplier, Graphics That Pop (“GTP”). GTP not only provides the equipment but also provides the graphics that surround them.

AMM also has lined up product vendors, such as Vistar, to provide the products stocked at the customer locations.

Products

Products offered to customers are generally snacks, drinks, and refrigerated foods. Snacks may include chips, pretzels, candy bars, and nuts. Drinks may have soda, water, and juices. Refrigerated foods may consist of items such as yogurt, cheese, salads, and sandwiches.

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Payment Processing and Inventory Management

For payment, consumers utilize GrabScanGo’s app-based payment system. This no-touch technology eliminates the need for a payment kiosk and checkout lines. In addition to our accounting system, GrabScanGo’s robust inventory system helps AMM track products’ consumption in real-time and service the business more effectively, making sure the customer is always stocked.

Competition

Yuengling’s ice cream competes with all forms of ice cream products, yogurt-based desserts and plant-based frozen desserts. Other ice cream and similar dessert products are presently being sold throughout the United States by established manufacturers and distributors of ice cream and other frozen dessert products. The ice cream and frozen dessert industry is highly competitive and most companies with whom we compete are substantially larger and have significantly greater resources than us. Many of our competitors also have greater brand recognition than us. All of our products face substantial competition from dairy and dairy free products marketed by companies with significantly greater resources than we have.

At the national level, our primary retail competitors are Ben & Jerry’s and Häagen-Dazs. At the regional level, our direct retail competitors are Giffords (Maine), Graeter’s (Ohio), and Turkey Hill (Pennsylvania).

In most product categories, we compete not only with widely advertised branded products, but also with generic and private label products that are generally sold at lower prices. Competition in our product categories is based on product innovation, product quality, price, brand recognition and loyalty, effectiveness of marketing, promotional activity, and the ability to identify and satisfy consumer preferences. Our market share and ability to grow our revenue could also be adversely impacted if we are not successful in introducing innovative products in response to changing consumer demands or by new product introductions of our competitors. If we are unable to build and sustain brand equity by offering recognizably superior product quality, we may be unable to maintain a competitive advantage over other products.

We believe that our ice cream is higher quality than most national brands, comparable to Ben & Jerry’s and Häagen-Dazs and that we differentiate ourselves through our new and different flavors. We also believe we have better value to consumers in cost per ounce, strong brand loyalty, and close relationships with retailers. While some national brands continue to reduce the quality of their offerings and downsize their products, Yuengling’s products compare favorably and provide good “value” to our customers.

Governmental Regulation

Yuengling’s business subject to regulation by the United States Food and Drug Administration (the “FDA”), Such regulations include standards for product descriptions, nutritional claims, label format, minimum type sizes, content and location of nutritional information panels, nutritional comparisons, and ingredient content panels. Our labels, ingredients and manufacturing processes are subject to inspection by the FDA.

Yuengling’s ice cream is produced by Totally Cool, Inc. with packaging by Stanpac Inc, and ingredients, flavorings and inclusions by numerous manufacturers. All of these entities must comply with federal and local environmental laws and regulations relating to air quality, waste management, and other related land use matters. The FDA also regulates finished products by requiring disclosure of ingredients and nutritional information. The FDA can audit our producer’s facility to determine the accuracy of the disclosure of our products. State laws may also impose additional health and cleanliness regulations on our manufacturers and storage providers.

Food manufacturing facilities are subject to inspections by various safety, health and environmental regulatory authorities. A finding of a failure of our manufacturer to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of the manufacturer’s facilities, subject to a period during which the manufacturer can remedy the alleged violations. We believe that Totally Cool, Stanpac Inc., and all ingredient suppliers are in compliance in all material respects with governmental regulations regarding our current products and have obtained the material governmental permits, licenses, qualifications and approvals required for their operations. Our manufacturer’s compliance with federal, state and local environmental laws has not materially affected us either economically or in the manner in which we conduct our business. However, there can be no assurance that our current or any future manufacturer will be able to comply with such laws and regulations in the future or that new governmental laws and regulations will not be introduced that could prevent or temporarily inhibit the development, distribution and sale of our products to consumers.

New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If our producer or co-packer fail comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

Intellectual Property

In May 2014, we were granted a trademark for “Yuengling’s Ice Cream” for the ice cream category. In May 2016, we were granted a trademark for “Black & Tan” for the ice cream category, and, in September 2016 we were granted a trademark for “Butterbeer” for the ice cream category.

We own the recipes to all of our proprietary ice cream flavors. In order to protect our formulas, we have entered into confidentiality arrangements with our co-packer, Totally Cool. There can be no assurance that such confidentiality arrangements can or will be maintained, or that our trade secrets, know-how and marketing ability cannot be obtained by others, or that others do not now possess similar or even more effective capabilities.

We own the recipes to various proprietary ice cream flavors.

Our websites are www.aureusnow.com, www.yuenglingsicecream.com, and www.atlantamicromarketvending.com.

Seasonality

We typically experience higher demand for our ice cream products during the spring and summer seasons. Our micro-market business line is not anticipated to be seasonal in nature.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Facilities

We do not own or lease any property. We currently have an agreement for a virtual office. Our business mailing address is One Glenlake Parkway #650, Atlanta, GA 30328. Our primary phone number is (404) 885-6045.

Employees

We currently have three full-time employees, including officers and directors. We believe that we have been successful in attracting experienced and capable personnel. Mr. Dickson’s employment agreement prohibits him from competing with us or disclosing our proprietary information to non-authorized third parties. Our employees are not represented by any labor union.

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DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the names, positions, and ages of our current executive officers and directors. All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Directors are elected to serve until the next annual meeting of stockholders until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which they were elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all Board members individually or collectively consent in writing to the action.

Executive officers are appointed by and serve at the pleasure of the Company’s Board of Directors, subject to any contractual arrangements.

Name	Age	Title
Everett M. Dickson	58	Chairman of the Board of Directors
Robert C. Bohorad	49	President and Chief Executive Officer

Professional Experience

Everett M. Dickson– Chairman

On December 31, 2018, our Board of Directors appointed Everett M. Dickson as President, Chief Executive Officer, Treasurer, and Secretary. Since 2017, Mr. Dickson has served as CEO and Chief Financial Officer (CFO) at Cruzani, Inc., a publicly-traded food service Company (OTC Pink: CZNI). From 2012 until joining the Company in June 2017, Mr. Dickson worked in the moist tobacco and alternative fuels industry. From 2005 through 2011, Mr. Dickson worked in the alternative fuels industry. Mr. Dickson has extensive Board, Corporate Finance, Restructuring, and Capital Markets experience, having worked, most recently, in the food service and moist tobacco industries. From 2005 through 2011, Mr. Dickson’s work was focused on MBO / LBO opportunities in the restaurant sector and on assisting startup companies in the alternative fuels industry.

Robert C. Bohorad–President and CEO

Mr. Bohorad was appointed as our Chief Operating Officer of YICA on June 18, 2019, and the co-founder of Yuengling’s Ice Cream. Mr. Bohorad has 20+ years of experience working for companies in various stages of their life cycles. Mr. Bohorad previously ran his own logistics, tracking, and security solutions consulting practice aside from mentoring several startups and early-stage companies. Throughout his career, Mr. Bohorad has worked in numerous capacities, including business + strategic development, marketing, finance, accounting, operations, and human resources (HR). Mr. Bohorad brings broad industry experience, with a particular focus on medical devices and software. Mr. Bohorad is a graduate of the University of Pennsylvania Wharton School and received his Masters in Business Administration (MBA) from Fordham University.

Executive Officers of YICA

Name	Age	Title
David Yuengling	58	Executive Vice President of Research and Development

Professional Experience

David Yuengling–Executive Vice President of Research and Development

Mr. Yuengling was appointed as Executive Vice President of Research and Development of YICA on June 18, 2019, and is the founder of Yuengling’s Ice Cream. Before relaunching the family’s ice cream brand in 2014, Mr. Yuengling enjoyed a 30-year career in computer consulting specializing in computer programming, business analysis, and software design services for companies in the manufacturing, distribution, banking, insurance, and federal / State Government sectors. The former President of Yuengling Dairy Products, where he worked summers in high school and college, Mr. Yuengling is a proud graduate of Dickinson College (BS–Computer Science) and Philadelphia, PA-based St. Joseph’s University, where he earned his Masters in Business Administration (MBA). As of February 1, 2022, Mr. Yuengling is no longer involved with the Company.

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Significant Employees

We do not have any significant employees other than our current director and executive officers named in this Offering Circular.

Legal Proceedings

During the past 10 years, none of the following events would apply to any of our directors or executive officers:

•	A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

	o	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings-and-loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	o	Engaging in any type of business practice; or

	o	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or State securities laws or federal commodities laws;

•	Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

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•	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

•	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

•	Such person was the subject of, or a party to, any federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	o	Any federal or State securities or commodities law or regulation; or

	o	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

	o	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed. suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system, which has requirements that a majority of the Board of Directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.”

Family Relationships

There are no familial relationships among any of our directors or officers.

Audit Committee

We currently do not have a separately standing Audit Committee due to our limited size, and our Board performs the functions that an Audit Committee would otherwise perform.

Compensation Committee

We do not have a Compensation Committee due to our limited size, and our Board performs the functions that a Compensation Committee would otherwise perform. Our Board intends to form a Compensation Committee when needed.

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Other Committees

We do not currently have a separately-designated standing nominating committee. Further, we do not have a policy concerning the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations. Our Board of Directors performs all functions that committees would otherwise perform. Given our Board’s present size, it is not practical for us to have committees other than those described above or to have more than two directors on such committees. If we can grow our business and increase our operations, we intend to expand the size of our Board and our committees and allocate responsibilities accordingly.

Potential Conflicts of Interest

Because we do not have an audit or Compensation Committee comprised of independent directors, the functions that such committees would have performed are performed by our directors. Our Board of Directors has not established an Audit Committee and does not have a financial expert, nor has our Board established a nominating committee. Our Board believes that such committees are not necessary since we only have one director, and to date, such director has been performing such committees’ functions. Thus, there is a potential conflict of interest in that our director and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

42

EXECUTIVE COMPENSATION

The following table and related footnotes show the compensation paid to our named executive officers during the last two completed fiscal years.

Name and Principal Position	Year Ended October 31,	Salary ($)	Stock Awards ($)	All Other Compensation for ($)	Total ($)
Everett M. Dickson, President, CEO, and Chairman	2021	0	0	40,000 (1)	40,000
	2020	0	0	0	0

Non-Executive Compensation

The following table and related footnotes show the compensation paid to our named executive officers during the last two completed fiscal years.

Name and Principal Position	Year Ended October 31,	Salary ($)	Stock Awards ($)	All Other Compensation	Total ($)
Robert Bohorad, COO YICA	2021	0	0	45,000 (1)	45,000
	2020	0	0	25,833	25,833

David Yuengling, VP YICA (2)	2021	0	0	0	0
	2020	0	0	0	0

(1)	In consideration for consulting services.
(2)	As of February 1, 2022, Mr. Yuengling is no longer involved with the Company.

Employment Agreements

Effective May 20, 2019, we entered into an employment agreement with Mr. Dickson. The initial term of the agreement is five years, and the agreement is automatically extended for one additional year on the anniversary of the initial termination date and each subsequent anniversary of the initial termination date, unless either Mr. Dickson or we elect not to so extend the term of the agreement by notifying the other party, in writing, of such election not less than 60 days before the last day of the period as then in effect. Mr. Dickson has agreed to devote a substantial portion of his business and professional time and efforts to our business. The agreement provides that Mr. Dickson shall receive a salary determined by the Board of Directors commensurate with the Company’s development. At the sole discretion of our Board of Directors or a committee thereof, he may be entitled to receive bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by him of fixed personal performance objectives.

The agreement provides for payments to be made due to any “Change in Control,” as defined in the agreement. If a “Change in Control” occurs during the term of the agreement and Mr. Dickson’s employment is terminated (a) by us without “Cause,” as defined in the agreement, or by Mr. Dickson for “Good Reason,” as defined in the agreement, in each case within two years after the effective date of the “Change in Control” or (b) by Mr. Dickson for any reason on or within 30 days after the first anniversary of the effective date of the “Change in Control,” then Mr. Dickson is entitled to the payments and benefits to be paid by us in the event Mr. Dickson is terminated without “Cause” or “Good Reason,” except that the severance multiple is three. Also, in the event of such a termination of Mr. Dickson’s employment, all outstanding stock options, restricted stock, and other equity awards granted to Mr. Dickson under any of our equity incentive plans shall become immediately vested and exercisable in full.

Outstanding Equity Awards

There were no outstanding equity awards awarded to our named executive officer as of January 31, 2022.

Director Compensation

At this time, our directors do not receive cash compensation for serving as members of our Board of Directors. The term of office for each director is one year or until his/her successor is elected at our annual meeting and qualified. The duration of office for each of our officers is at the pleasure of the Board of Directors. The Board of Directors has no nominating, auditing committee, or compensation committee. Therefore, the selection of a person or election to the Board of Directors was neither independently made nor negotiated at arm’s length.

During the fiscal year ended October 31, 2020, and year ended October 31, 2021, our sole director, Mr. Dickson, received no compensation for director services.

43

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	–	–	–
Equity compensation plans not approved by security holders	–	–	110,000,000	(1)(2)
Total	–	–	110,000,000	(1)(2)

(1)       There are 10,000,000 shares of Common Stock authorized for issuance under the Incentive Stock Option Plan.

(2)       There are 100,000,000 shares of Common Stock authorized for issuance under the Management Stock Bonus Plan.

44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table and footnotes to it sets forth information regarding the number of shares of Common Stock beneficially owned by (i) each director and named executive officer of our Company, (ii) named executive officers, executive officers, and directors of the Company as a group, and (iii) each person known by us to be the beneficial owner of 5% or more of our issued and outstanding shares of Common Stock. In calculating any percentage in the following table of Common Stock beneficially owned by one or more persons named therein, the following table is based on 1,765,180,555 shares of Common Stock and 5,000,000 shares of Series A Preferred Stock outstanding as of February 25, 2022 and any shares of Common Stock and Series A Preferred Stock the person has the right to acquire within the 60 days following the filing date of this Offering Circular. Unless otherwise further indicated in the following table, the footnotes to it or elsewhere in this report, the persons and entities named in the following table have sole voting and sole investment power concerning the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o Aureus Inc., One Glenlake Parkway #650, Atlanta, GA 30328.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Held (2)		Percent of Class (3)
Named Executive Officers and Directors
Everett M. Dickson	3,530,890,717	(4)	66.67%

All Executive Officers and Directors as a group (1 Person)	3,530,890,717		66.67%

5% or More Stockholders
None

(1)	Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o Aureus Inc., One Glenlake Parkway #650, Atlanta, GA 30328.

(2)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) because of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power concerning the number of shares of common stock outstanding on the date of this filing.

(3)	In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 3,530,890,717 shares of common stock as of the filing date of this Form 10 and any shares of common stock the person has the right to acquire within the 60 days following the date of this filing.

(4)	Consists of 3,530,890,717 shares of common stock issuable upon the conversion of the 5,000,000 shares of Series A Preferred Stock held by Mr. Dickson. The Shares A Preferred Stock are convertible into such number of shares of common stock resulting in two-thirds (66.67%) of the outstanding shares of common stock of the Company on a post-conversion basis.

Changes in Control

There are no arrangements known to us the operation of which may at a subsequent date result in a Change in Control of the Company.

45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

For transactions with our named executive officers, see the disclosure under “Executive Compensation” above.

Other than as given below, since November 1, 2018, there have been no transactions, and there currently are no proposed transaction in which we were or are to be a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons.

On December 21, 2018, under a Stock Purchase Agreement, dated December 20, 2018, between Everett M. Dickson and Hohme Holdings International, Inc. (the “Seller”), Mr. Dickson purchased 90,000,000 shares of our Common Stock from the Seller for a total of $15,000. Sadiq Shaikh had voting and dispositive control over the Seller. Simultaneous with the consummation of the Stock Purchase Agreement, on December 31, 2018, Sadiq Shaikh resigned as the President and Chief Executive Officer and from the Board of Directors of the Company; Deborah Engles resigned as the Secretary and Treasurer of the Company; and Everett M. Dickson was appointed as the President, Chief Executive Officer, Treasurer, and Secretary of the Company.

Mr. Dickson subsequently exchanged his Common Stock for 5,000,000 shares of the Company’s Series A Convertible Preferred Stock.

On May 14, 2019, we issued 250,000,000 shares of Common Stock to Mr. Dickson. These shares were returned to the Company and canceled on July 11, 2019.

46

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 2,000,000,000 shares of Common Stock, $0.001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution, or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock.

Holders of our Common Stock do not have cumulative voting rights so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. No holder of shares of capital stock possessing voting power shall have the right to cumulate their voting power in the election of directors.

At each meeting of holders of shares of capital stock for the election of directors at which a quorum is present, a nominee for election as a director in an uncontested election shall be elected to the Board of Directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. Abstentions will not be considered votes cast for or against a nominee at the meeting. Notwithstanding the foregoing, if the number of candidates exceeds the number of directors to be elected, then, in that election, the nominees receiving the greatest number of votes shall be elected.

An “uncontested election” means any meeting of holders of shares of capital stock at which the number of nominees does not exceed the number of directors to be elected and with respect to which no holder of capital stock has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with the bylaws, as they may be amended from time to time, or, if such a notice has been submitted with respect to such meeting, on or before the tenth day prior to the date that the Company files its definitive proxy statement relating to such meeting with the SEC (regardless of whether or not it is thereafter revised or supplemented), each such notice with respect to such meeting has been (a) withdrawn by its respective submitting stockholder in writing to the Secretary of the Company, (b) determined not to be a valid and effective notice of nomination (such determination to be made by the Board of Directors (or a designated committee thereof) pursuant’ to the bylaws, or, if challenged in court, by final court order) or (c) determined not to create a bona fide election contest by the Board of Directors (or a designated committee thereof).

No holder of shares of stock of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of this corporation or of any new or additional authorized stock of the Company of any class whatsoever, or any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the Board of Directors without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

We have never paid any dividends to stockholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all preferred stock dividends are paid in full.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value.

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The powers, preferences, rights, qualifications, limitations, and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do is expressly vested in the Board. The authority of the Board concerning each such series of preferred stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Company or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series, and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof of such series.

Series A Convertible Preferred Stock

We have designated 10,000,000 shares of preferred stock the Series A Convertible Preferred Stock with a par and stated value of $0.001 per share. On April 2, 2019, we issued 5,000,000 shares of Series A Convertible Preferred Stock to Mr. Everett M. Dickson, our President.

The holders of the Series A Convertible Preferred Stock are not be entitled to receive any dividends.

In the event of any voluntary or involuntary liquidation dissolution, or winding up of the Company, the holders of shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital surplus or earnings, an amount equal to two-thirds (2/3) of the assets so distributed.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Company as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent Sixty-Six and Two-Thirds Percent (66-2/3%) of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66-2/3% allocated to the outstanding shares of Series A Convertible Preferred Stock.

The Company will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Articles of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Convertible Preferred Stock against impairment.

The Series A Convertible Preferred Stock shall, with respect to distribution rights on liquidation, winding up, and dissolution, (i) rank senior to any of the shares of Common Stock of the Company, and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Convertible Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Company and any other class or series of stock of the Company which by its term shall rank senior to the Series A Convertible Preferred Stock.

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So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers, preferences, privileges, or rights of the Series A Convertible Preferred Stock, or (ii) amend the provisions of this section; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, as to changes affecting the Series A Convertible Preferred Stock.

The shares of the Series A Convertible Preferred Stock are not redeemable.

So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Nevada Business Company Act) of the Holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Convertible Preferred Stock; (c) create any new class or series of capital stock having a preference over the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”; (d) create any new class, or series of capital stock ranking pari passu with the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company {as previously defined ‘‘Pari Passu Securities”); (e) increase the authorized number of shares of Series A Convertible Preferred Stock; (f) issue any shares of Series A Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto; (g) issue any additional shares of Senior Securities; or (h) or declare or pay any cash dividend or distribution on any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock agree to allow the Company to alter or change die rights, preferences, or privileges of the shares of Series A Convertible Preferred Stock, then the Company shall deliver notice of such approved change to the holders of the Series A Convertible Preferred Stock that did not agree to such alteration or change (the “Dissenting Stockholders”).

If at any time or from time to time there shall be (i) a merger or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Company in which more than 50 percent (50%) of the Company’s voting power is transferred (each a “Reorganization”) then as a part of such Reorganization, the provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization.

The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

The entirety of the shares of Series A Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two-thirds (2/3) of the after conversion outstanding fully paid and non-assessable shares of Common Stock. Each share of Series A Convertible Preferred Stock shall be convertible into Common Stock at a ratio determined by dividing the number of shares of Series A Convertible Stock to be converted by the number of shares of outstanding pre-conversion Series A Convertible Preferred Stock. Such initial Conversion Ratio, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

Series B Convertible Preferred Stock

On August 21, 2020, the Company entered into a stock purchase agreement with Kanno Group Holdings II Ltd. (“KGH”) pursuant to which KGH had agreed to purchase shares of Series B Preferred Stock for $3,000. The class of Series B Preferred Stock was never issued nor has the class of Series B Preferred Stock been designated.  As of the date of this Offering Circular, the stock purchase has been cancelled and the funds have been returned to KGH.

49

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Yuengling’s Ice Cream Corporation (f/k/a Aureus, Inc.) (“Yuengling’s,” the “Company,” “we,” “us,” “our” and similar expressions) is offering up to 550,000,000 shares of Common Stock for $0.0005 per share.

Common Stock

We are authorized to issue 2,000,000,000 shares of Common Stock, $0.001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Transfer Agent

Our transfer agent is Pacific Stock Transfer, 6725 Via Austi Parkway #300, Las Vegas, NV 89119. Our telephone is (800) 785-7782, email is info#@pacificstocktransfer.com, website www.pacificstocktransfer.com. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least 12 months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

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LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Anthony F. Newton, Esq. of Sugar Land, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Yuengling’s Ice Cream Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yuengling’s Ice Cream Corporation (“the Company”) as of October 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended October 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-1

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for Embedded Conversion Features on Notes Payable — Refer to Notes 1 and 7 to the financial statements

Critical Audit Matter Description

The Company has issued several notes payable during the year with conversion rates that are adjustable at a discounted rate to public trading prices near the conversion date. The terms allow for variable amounts of shares to be converted for a set dollar value; this and other factors require the embedded conversion feature to be accounted for as a derivative and revalued at the conversion date or each period end if still outstanding. Calculations and accounting for the notes payable and embedded conversion features require management’s judgments related to initial and subsequent recognition of the debt and related features, use of a valuation model, and value of the inputs used in the selected valuation model.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for notes payable and related accounts included the following, among others:

•	Confirmation of notes payable and related terms, including notes paid off during the year.

•	Independent assessment of the appropriate valuation model for derivatives, performing independent calculations based on the model and comparing the Company’s results to a reasonable range as determined during the audit.

•	Determining if there were unusual transactions related to notes payable and the appropriate accounting treatment for such transactions.

•	Testing of substantially all transactions related to this matter.

We have served as the Company’s auditor since 2019.

Spokane, Washington

January 31, 2022

F-2

YUENGLING’S ICE CREAM CORPORATION

(formerly Aureus, Inc.)

CONSOLIDATED BALANCE SHEETS

	October 31, 2021	October 31, 2020
ASSETS
Current Assets:
Cash	$350,905	$112,234
Inventory	56,212	202,724
Accounts receivable	–	5,587
Total Current Assets	407,117	320,545

Other Assets:
Property and equipment, net	30,300	30,300
Total Assets	$437,417	$350,845
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$195,822	$201,290
Accrued interest	38,166	54,101
Notes payable	132,121	179,871
Loans payable	659,002	818,802
Line of credit	800,000	800,000
Total Current Liabilities	1,825,111	2,054,064

Long Term Liabilities
Loan payable, net of current portion	156,500	155,927
Total Liabilities	1,981,611	2,209,991

Commitments and contingencies

Mezzanine Equity
Preferred stock to be issued	437,850	269,250
Total mezzanine equity	437,850	269,250

Stockholders' Deficit:
Preferred stock, Series A; par value $0.001; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding	5,000	5,000
Common stock: $0.001 par value; 2,000,000,000 shares authorized; 1,535,180,555 and 810,180,555 shares issued and outstanding, respectively	1,535,181	810,181
Discount to common stock	(701,917)	(396,917)
Common stock to be issued	165,000	12,500
Additional paid in capital	565,465	389,161
Accumulated deficit	(3,550,773)	(2,948,321)
Total Stockholders' Deficit	(1,982,044)	(2,128,396)
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$437,417	$350,845

The accompanying notes are an integral part of these consolidated financial statements.

F-3

YUENGLING’S ICE CREAM CORPORATION

(formerly Aureus, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	October 31,
	2021	2020

Revenue	$3,450	$57,460
Cost of goods sold	148,014	45,168
Gross margin	(144,564)	12,292

Operating Expenses:
General and administrative expenses	90,223	147,448
Consulting – related party	85,000	–
Professional fees	171,692	84,940
Total operating expenses	346,915	232,388

Loss from operations	(491,479)	(220,096)

Other income (expense):
Interest expense	(176,157)	(127,934)
Interest income	738	2,072
Change in fair value of derivative	14,875	154,620
Loss on issuance of convertible notes	(59,028)	–
Gain on sale of asset	1,000	416
Early payment penalty	(17,819)	–
Gain on extinguishment of debt	151,418	–
Loss on extinguishment of debt	(26,000)	(1,966)
Total other (expense) income	(110,973)	27,208

Loss before provision for income tax	(602,452)	(192,888)
Provision for income tax	–	–
Net Loss	$(602,452)	$(192,888)

Loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares, basic and diluted	1,187,413,432	501,947,751

The accompanying notes are an integral part of these consolidated financial statements.

F-4

YUENGLING’S ICE CREAM CORPORATION

(formerly Aureus, Inc.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Discount to Common	Series A Preferred Stock		Additional Paid in	Common Stock	Accumulated
	Shares	Amount	Stock	Shares	Amount	Capital	To Be Issued	Deficit	Total Equity
Balance October 31, 2019	214,750,000	$214,750	$(20,500)	5,000,000	$5,000	$316,600	$–	$(2,755,433)	$(2,239,583)
Stock issued for conversion of debt	477,375,000	477,375	(376,417)	–	–	–	–	–	100,958
Stock issued to YIC Acquisitions Corp.	100,000,000	100,000	–	–	–	(100,000)	–	–	–
Beneficial conversion feature	–	–	–	–	–	50,000	–	–	50,000
Loss on convertible debt	–	–	–	–	–	75,617	–	–	75,617
Stock issued for cash	18,055,555	18,056	–	–	–	46,944	12,500	–	77,500
Net Loss	–	–	–	–	–	–	–	(192,888)	(192,888)
Balance October 31, 2020	810,180,555	810,181	(396,917)	5,000,000	5,000	389,161	12,500	(2,948,321)	(2,128,396)
Stock issued for conversion of debt	450,000,000	450,000	(405,000)	–	–	145,901	(12,500)	–	78,401
Stock issued for cash	375,000,000	375,000	–	–	–	–	165,000	–	540,000
Stock returned	(100,000,000)	(100,000)	100,000	–	–	–	–	–	–
Loss on settlement of derivative	–	–	–	–	–	130,403	–	–	130,403
Net Loss	–	–	–	–	–	–	–	(602,452)	(602,452)
Balance October 31, 2021	1,535,180,555	$1,535,181	$(701,917)	5,000,000	$5,000	$565,465	$165,000	$(3,550,773)	$(1,982,044)

The accompanying notes are an integral part of these consolidated financial statements

F-5

YUENGLING’S ICE CREAM CORPORATION

(formerly Aureus, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	October 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(602,452)	$(192,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	–	3,666
Beneficial conversion feature	–	50,000
Early payment penalty	17,819	–
Debt discount amortization	93,750	–
Loss on extinguishment of debt	26,000	1,966
Gain on extinguishment of debt	(151,418)	–
Gain on sale of fixed asset	(1,000)	(416)
Loss on issuance of convertible debt	59,028	–
Change in fair value of derivative	(14,875)	(154,620)
Changes in assets and liabilities:
Accounts receivable	5,586	1,356
Inventory	146,513	40,427
Accounts payable	(5,468)	(24,499)
Accrued liabilities	9,716	15,873
Net cash used in operating activities	(416,801)	(259,135)

Cash flows from investing activities:
Purchase of property and equipment	–	(30,300)
Proceeds from the sales of property and equipment	–	16,000
Net cash used in investing activities	–	(14,300)

Cash flows from financing activities:
Proceeds from notes payable	114,582	118,300
Net proceeds from the sale of preferred stock	168,600	115,450
Sale of common stock	540,000	77,500
Payments on notes payable	(142,391)	(97,719)
Proceeds from convertible debt	86,250	–
Repayment of convertible debt	(111,569)	–
Proceeds – related party loan	30,570	–
Payments – related party loan	(30,570)	(1,150)
Net cash provided by financing activities	655,472	212,381

Net increase (decrease) in cash	238,671	(61,054)
Cash, beginning of year	112,234	173,288
Cash, end of year	$350,905	$112,234

Cash paid during the period for:
Interest	$–	$–
Income taxes	$–	$–

Supplemental non-cash disclosure information:
Common stock issued for conversion of debt	$45,000	$100,958

The accompanying notes are an integral part of these consolidated financial statements

F-6

YUENGLING’S ICE CREAM CORPORATION

(formerly Aureus, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2021

NOTE 1 – ORGANIZATION AND BUSINESS

Yuengling’s Ice Cream Corporation (formerly Aureus Incorporated) (the “Company”, “Yuengling’s”) was incorporated in the state of Nevada on April 19, 2013. The Company was organized to develop and explore mineral properties in the state of Nevada. The Company is currently in active status in the state of Nevada.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring to our customers fresh innovative brands that have great potential. All of our brands will be unique in nature as we focus on niche markets that are still in need of development.

We operate two lines of business. Through our subsidiary, YIC Acquisitions Corp. (“YICA”), we acquired the assets of Yuengling’s Ice Cream in June 2019. YICA produces and sells high-quality ice cream without artificial colors, flavoring, or preservatives and no added hormones. In September 2020, we entered into the micro market segment and launched our second business line, Aureus Micro Markets (“AMM”). Closely tied to the vending machine industry, Micro Markets look and feel like modern convenience stores while functioning with the ease and efficiency of vending foodservice and refreshment services. They provide an improved customer experience and greater product variety, with a proven track record of increasing sales at vending locations while keeping labor costs down and improving operating efficiencies. Micro markets are a hybrid form of vending, food service, coffee service, and convenience stores that provide an improved customer experience, exponentially greater product variety, and increased sales within a single location while keeping labor costs down and improving operational efficiencies. The expanded product variety, open flow, and cashless payment options mean that consumers spend less time in line fumbling with cash/change, can purchase multiple items with one transaction, and buy more items per transaction than with cash transactions.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended October 31, 2021 or 2020.

Restricted Cash

The Company has an obligation to transfer $50,000 to Mid Penn Bank as security pursuant to the Agreement of Sale and Security Agreement with Mid Penn Bank and Yuengling Ice Cream Corp, by September 30, 2022. If the funds are not transferred by September 30, 2022, the Bank the has option to call the loan and to require the Company to pay any attorney’s fees incurred.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary YIC Acquisitions Corp. All material transactions and balances have been eliminated on consolidation.

Inventory

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The Company periodically assesses if any of the inventory has expired or if the value has fallen below cost. When this occurs, the Company recognizes an expense for inventory write down. Total inventories at October 31, 2021 and 2020 were $56,211 and $202,724, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

F-8

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of October 31, 2021, and 2020, no liability for unrecognized tax benefits was required to be reported.

Revenue recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery. YIC Acquisitions Corp (Yuengling’s Ice Cream) generates its revenue through the sale of pints to retailers, through the online sales of pints directly to consumers, and through the sale of 3 gallon tubs to food service establishments, such as restaurants, stadiums, and universities. Revenue is recognized at the time of delivery or, for online sales, at the time of the transaction. Retailers and food service customers’ terms are generally 15 or 30 days. Online sales are paid via credit card and funds are generally received within 30 days.

F-9

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. As of October 31, 2021 and 2020, there are 3,070,821,710 and 1,620,604,188 potentially dilutive shares, respectively, if the Preferred A were to be converted. As of October 31, 2021 and 2020, the Company’s diluted loss per share is the same as the basic loss per share, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly.

Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows: Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable. The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

F-10

The carrying amounts of Notes Receivable and Notes Payable approximate the fair value as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of October 31, 2021:

Schedule of measured at fair value
Description	Level 1	Level 2	Level 3	Total Gains
Derivative	$–	$–	$–	$14,875
Total	$–	$–	$–	$14,875

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of October 31, 2020:

Description	Level 1	Level 2	Level 3	Total Gains
Derivative	$–	$–	$–	$154,620
Total	$–	$–	$–	$154,620

Recent Accounting Pronouncements

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivative and Hedging (Topic 815, and Leases (Topic 841). This new guidance will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within those annual reporting periods. The adoption of ASU 2019-10 does not have a material effect on its financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in entity’s own equity. ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

F-11

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $3,550,773 at October 31, 2021, had a net loss of $602,452, and net cash used in operating activities of $416,801 for the year ended October 31, 2021. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 4 - PROPERTY & EQUIPMENT

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

Schedule of property and equipment
	October 31, 2021	October 31, 2020
Property and equipment	$30,300	$30,300
Less: accumulated depreciation	–	–
Property and equipment, net	$30,300	$30,300

F-12

Depreciation expense

Depreciation expense for the year ended October 31, 2021 and 2020 was $0 and $0, respectively. As of October 31, 2021, the Company’s fixed asset have not yet been placed in service. Depreciation will begin on the date the assets are placed into service.

During the year ended October 31, 2021, the Company sold some equipment recognizing a gain of $1,000 on the sale.

NOTE 5 – NOTES PAYABLE

On September 9, 2015, the Company issued to Backenald Corp. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. As of October 31, 2021, accrued interest amounted to $11,151.

On August 31, 2016, the Company issued Success Zone Tech Ltd. a promissory note in the principal amount of $100,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. On January 7, 2019, this note was purchased by and assigned to Device Corp. This note has been fully converted as of October 31, 2021.

On February 23, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $17,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2021, accrued interest amounted to $7,946.

On March 27, 2017, the Company issued Craigstone Ltd. a promissory note in the principal amount of $12,465, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2021, accrued interest amounted to $5,307.

On May 16, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $4,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2021, accrued interest amounted to $1,849.

On July 28, 2017, we issued Backenald Trading Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2021, accrued interest amounted to $7,782.

On January 24, 2020, the company issued a third party a promissory note in the principal amount of $15,000, bearing interest at the rate of 10% per annum, and maturing on April 30, 2020. As of October 31, 2021, there is $0 and $1,155, principal and interest, respectively, due on this note.

F-13

On March 24, 2020, the company issued a third party a promissory note in the principal amount of $20,000, bearing interest at the rate of 10% per annum, and maturing on May 30, 2020. As of October 31, 2021, the balance due on this note for principal and interest is $5,000 and $2,975, respectively. This note is in default.

On April 10, 2020, the Company issued a convertible promissory note to Device Corp., in the principal amount of $49,328, bearing interest at the rate of 10% per annum, and maturing on April 10, 2021. The note is convertible into shares of common stock at $0.0001 per share. The note was issued pursuant to the terms of the Debt Purchase and assignment agreement between Tiger Trout Capital Puerto Rico LLC and Device Corp, whereby Device purchased from Tiger Trout debt in the amount of $49,328 plus any accrued interest. As of October 31, 2021, the balance due on this note is $13,000.

As of October 31, 2021, the Company was also indebted to two other third parties for a total of $39,656, These notes are non-interest bearing and are currently past due and in default.

NOTE 6 – LOANS PAYABLE

YIC Acquisition assumed two loans that the Company still has. The first loan was an SBA loan with a balance of $1,056,807 and annual interest of 5.25%. The loan has monthly payments and matures March 13, 2026. The balance due on this loan as of October 31, 2021 and 2020 is $735,502 and $801,992, respectively. The second loan is a line of credit with a balance of $814,297 and an annual interest rate of 4.25%. Payments on this line of credit are monthly. The balance due on this loan as of October 31, 2021 and 2020 is $800,000 and $800,000, respectively.

During the year ended October 31, 2021, the Mid Penn Bank made several of the Company’s loan payments as part of the CARES Act. This amount has been recognized as a gain on forgiveness of debt of $33,536.

On August 31, 2020, the Company received a Paycheck Protection Program loan under the CARES Act for $83,300 (the “PPP Loan”). The Paycheck Protection Program provides that the use of PPP Loan proceeds is limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The Company has used the PPP Loan only for permitted uses, although no assurance can be given that the Company will obtain forgiveness of all or any portion of amounts due under the PPP Loan. During year ended October 31, 2021, this loan was forgiven per the terms of the PPP loan. This amount has been recognized as a gain on forgiveness of debt of $83,300.

On March 16, 2021, the Company received a Paycheck Protection Program loan under the CARES Act for $114,582 (the “PPP Loan”). The Paycheck Protection Program provides that the use of PPP Loan proceeds are limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The Company has used the PPP Loan only for permitted uses, although no assurance can be given that the Company will obtain forgiveness of all or any portion of amounts due under the PPP Loan. If not forgiven the loan bears interest at 1% per annum and matures in five years. During year ended October 31, 2021, $34,582 of this loan was forgiven per the terms of the PPP loan. This amount has been recognized as a gain on forgiveness of debt of $34,582.

F-14

NOTE 7 – CONVERTIBLE NOTES

The following table summarizes the convertible notes and related activity as of October 31, 2021:

Schedule of convertible notes and related activity
Note Holder	Date	Maturity Date	Interest	Balance October 31, 2020	Additions	Repayments	Balance October 31, 2021
Geneva Roth Remark Holding Inc	7/29/2021	7/29/2022	12%	–	45,000	(45,000)	–
Geneva Roth Remark Holding Inc	9/20/2021	9/20/2022	10%	–	48,750	(48,750)	–
			Total	$–	$93,750	$(93,750)	$–

A summary of the activity of the derivative liability for the notes above is as follows:

Schedule of derivative liability
Balance at October 31, 2020	$–
Increase to derivative due to new issuances	145,278
Decrease to derivative due to repayments	(130,403)
Derivative loss due to mark to market adjustment	(14,875)
Balance at October 31, 2021	$–

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy as of October 31, 2021 is as follows:

Schedule of derivative liability
Inputs	At payment date	Initial Valuation
Stock price	$0.0016 - 0.0017	$0.0016 - 0.0024
Conversion price	$0.0008 - 0.001	$0.0009 - 0.0012
Volatility (annual)	176.4% – 178.7.%	215.1% - 232.18%
Risk-free rate	0.07% - 0.15%	0.07% - 0.08%
Dividend rate	-	-
Years to maturity	0.85 – 0.89	1

NOTE 8 – RELATED PARTY TRANSACTIONS

On March 20, 2020, the Company issued 100,000,000 shares of common stock to its subsidiary, YIC Acquisition Corp. The shares will be returned to the Company.

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During the year ended October 31, 2021, the officers of the Company advanced the company $30,750 to pay for general operating expenses. As of October 31, 2021, all amounts have been repaid.

During the year ended October 31, 2021, the Company paid Everett Dickson, CEO, $40,000 for compensation.

During the year ended October 31, 2021, the Company paid Robert Bohorad, YICA’s Chief Operating Officer, $45,000 for compensation.

NOTE 9 – COMMON STOCK

On December 10, 2020, the Company amended its Articles of Incorporation and increased its authorized common stock to 1.5 billion (1,500,000,000) shares. On October 28, 2021, the Company amended its Articles of Incorporation and increased its authorized common stock to 2 billion (2,000,000,000) shares. On November 5, 2021, the Company amended its Articles of Incorporation and decreased its authorized common stock to 1.75 billion (1,750,000,000) shares. On January 21, 2022, the authorized shares of common stock was increased to 2 billion (2,000,000,000).

During the year ended October 31, 2020, the Company sold 21,527,777 shares of common stock for cash proceeds of $77,500. 3,472,222 of the shares have not yet been issued by the transfer agent.

During the year ended October 31, 2020, the Company issued 477,375,000 shares of common stock for conversion of $100,958 of principal and interest.

During the year ended October 31, 2021, the Company issued 450,000,000 shares of common stock for conversion of $45,000 of principal and interest.

During the year ended October 31, 2021, the Company sold 485,000,000 shares of common stock for total cash proceeds of $540,000. As of October 31, 2021, 110,000,000 shares have not yet been issued by the transfer agent, as such $165,000 is disclosed as common stock to be issued.

NOTE 10 – PREFERRED STOCK

Series A Preferred

The Company has designated Ten Million (10,000,000) shares of Preferred Stock the Series A Convertible Preferred Stock with a par and stated value of $0.001 per share. The holders of the Series A Convertible Preferred Stock are not be entitled to receive any dividends.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent Sixty Six and Two Thirds Percent (66 2/3%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66 2/3% which is allocated to the outstanding shares of Series A Convertible Preferred Stock.

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The entirety of the shares of Series A Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two thirds of the after conversion outstanding fully paid and non-assessable shares of Common Stock. Each individual share of Series A Convertible Preferred Stock shall be convertible into Common Stock at a ratio determined by dividing the number of shares of Series A Convertible Stock to be converted by the number of shares of outstanding pre-conversion Series A Convertible Preferred Stock. Such initial Conversion Ratio, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock. As of October 31, 2021, there are 5,000,000 shares of Series A preferred stock owned by the CEO.

As of October 31, 2021 and 2020, the Company has preferred stock to be issued in the amount of $437,850 and $269,250, respectively. As of October 31, 2021, the preferred Series A can be converted at $0.0008 per share, into 547,312,500 shares of common stock. As of the balance sheet date and the date of this report, these shares have not been issued to the Purchaser. S99-3A(2) ASR 268 requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer. Given that there is an unknown amount of preferred shares to be issued, cash has been repaid and the preferred shares are convertible at the option of the holder, the Company determined that mezzanine treatment appears appropriate. As such, the Company feels these securities should be classified as Mezzanine equity until they are fully issued.

Series B Preferred

The Series B preferred stock is convertible into shares of common stock at the option of the holder at a 35% discount to the lowest closing price for the thirty days prior to conversion.

On August 21, 2020, the Company entered into a Stock Purchased Agreement with Kanno Group Holdings II Ltd.(“KGH”), in which KGH purchased $3,000 of Series B Preferred Stock. The Company rescinded its agreement with KGH, agreeing to return the $3,000 it had received for the preferred stock.

NOTE 11 - INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company is using the U.S. federal income tax rate of 21% and 5% estimated state tax.

The provision for Federal income tax consists of the following October 31:

Schedule of federal income tax
	2021	2020
Federal income tax benefit attributable to:
Book income	$(126,500)	$(17,500)
Other nondeductible expenses	–	(59,400)
Less: valuation allowance	126,500	76,900
Net provision for Federal income taxes	$–	$–

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

Schedule of deferred tax amount net
	2021	2020
Deferred tax asset attributable to:
Net operating loss carryover	$(371,200)	$(244,700)
Less: valuation allowance	371,200	244,700
Net deferred tax asset	$–	$–

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At October 31, 2021, the Company had net operating loss carry forwards of approximately $371,200 that maybe offset against future taxable income.  No tax benefit has been reported in the October 31, 2021 or 2020 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of October 31, 2021, the Company had no accrued interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction, Nevada.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Subsequent to October 31, 2021, the Company issued the 110,000,000 shares of common stock that was due as of October 31, 2021.

Subsequent to October 31, 2021, the Company sold 120,000,000 shares of common stock at $0.0008, for total cash proceeds of $96,000.

On January 21, 2022, the Company increased its authorized common stock from 1,750,000,000 (1.75 billion) to 2,000,000,000 (2 billion) shares.

On January 20, 2022, the Company entered into a Service Agreement with Desmond Partners, LLC for consulting services to be provided. The agreement is effective on February 1, 2022 for an initial term of three months. Per the terms of the agreement the consulting will receive a fee of $10,000 per month and 5% equity in the Company.

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PART III—EXHIBITS

Exhibit Number:	Description of Exhibit:	Incorporated by Reference Herein:
2.1	Articles of Incorporation dated April 19, 2013	Exhibit 2.1 to Form 1-A filed on May 29, 2019
2.2	Certificate of Amendment dated December 6, 2017	Exhibit 2.1 to Form 1-A filed on May 29, 2019
2.3	Certificate of Amendment dated February 11, 2019	Exhibit 2.1 to Form 1-A filed on May 29, 2019
2.4	Certificate of Amendment dated March 18, 2020	Exhibit 3.4 to Form 10 filed on April 6, 2021
2.5	Certificate of Designation for Series A Preferred Stock	Exhibit 2.1 to Form 1-A/A filed on June 25, 2019
2.6	Certificate of Amendment dated December 10, 2020	Exhibit 3.6 to Form 10 filed on April 6, 2021
2.7	Bylaws	Exhibit 2.2 to Form 1-A filed on May 29, 2019
3.1	Common Stock Certificate Specimen	Exhibit 3.1 to Form 1-A filed on May 29, 2019
4.1	Form of Subscription Agreement	Exhibit 4.1 to Form 1-A filed on May 4, 2021
6.1†	Employment Agreement with Everett M. Dickson dated May 20, 2019	Exhibit 6.4 to Form 1-A filed on May 29, 2019
6.2	Indemnification Agreement with Everett M. Dickson dated May 20, 2019	Exhibit 6.5 to Form 1-A filed on May 29, 2019
6.3	Security Agreement dated June 18, 2019	Exhibit 10.5 to Form 10 filed on April 6, 2021
7.1	Asset Acquisition Agreement – Yuengling’s	Exhibit 6.9 to Form 1-A filed on May 29, 2019
7.2	Secured Creditor Asset Sale and Purchase Agreement dated June 18, 2019	Exhibit 7.1 to Form 1-A/A filed on June 25, 2019
7.4	Post-Closing Agreement dated June 2, 2019	Exhibit 7.1 to Form 1-A/A filed on July 24, 2019
7.5	First Amended Post-Closing Agreement dated July 30, 2020	Exhibit 10.7 to Form 10 filed on April 6, 2021
7.6	First Amended Post-Closing Agreement dated December 20, 2020	Exhibit 10.8 to Form 10 filed on April 6, 2021
7.7	First Amended Post-Closing Agreement dated June 22, 2021	Exhibit 10.11 to Form 10 filed on June 24, 2021
11.1	Consent of Anthony F. Newton, Esq.	Exhibit 12.1 to Form 1-A POS filed on April 8, 2022 (Included in Exhibit 12.1 and incorporated by reference there)
11.2	Consent of Auditors	Exhibit 11.2 to Form 1-A POS filed on April 8, 2022
12.1	Legal opinion of Anthony F. Newton, Esq.	Exhibit 12.1 to Form 1-A POS filed on April 8, 2022

†	Management contract or compensatory plan

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 20, 2022.

YUENGLING’S ICE CREAM CORPORATION

By:	/s/ Robert C. Bohorad
Robert C. Bohorad
President and Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert C. Bohorad	President and Chief Executive Officer	May 20, 2022
Robert C. Bohorad

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